Exhibit 10.8

FULLY DISCLOSED CLEARING AGREEMENT

OF

SG AMERICAS SECURITIES, LLC

THIS AGREEMENT is made and entered into this           day of                     , 20        by and between SG AMERICAS SECURITIES, LLC (“Clearing Agent”), a Delaware limited liability company, and COWEN AND COMPANY, LLC (“Introducing Firm”), a Delaware limited liability company.

1.                                      AGREEMENT

From the date of this Agreement until the termination of this Agreement as provided in Section 22 hereof, Clearing Agent shall carry the proprietary accounts of Introducing Firm, and the cash, margin and “receive versus payment” and “delivery versus payment” (“RVP/DVP”) accounts of the customers of Introducing Firm introduced by Introducing Firm to Clearing Agent, and accepted by Clearing Agent, and shall clear transactions on a fully disclosed basis for such accounts, in the manner and to the extent set forth in this Agreement.

2.                                      ALLOCATION OF RESPONSIBILITY

2.1                                 Responsibilities of the Parties.

Pursuant to New York Stock Exchange (“NYSE”) Rule 382, responsibility for compliance with applicable laws, rules, and regulations of the Securities and Exchange Commission (“SEC”), the National Association of Securities Dealers, Inc. (“NASD”), the NYSE, and any other regulatory or self-regulatory agency or organization (collectively the “Rules”) shall be allocated between Clearing Agent and Introducing Firm as set forth in this Agreement.  To the extent that a particular function is allocated to one party under this Agreement, the other party shall supply that party with information in its possession pertinent to the performance and supervision of that function.

2.2                                 Relationship with Customers.

Clearing Agent shall provide services under this Agreement to Introducing Firm only to the extent explicitly required by specific provisions contained in this Agreement and shall not be responsible for any duties or obligations not specifically allocated to Clearing Agent pursuant to this Agreement.  Introducing Firm shall enter into appropriate contractual arrangements with customers on its own behalf, and such agreements shall make Introducing Firm, and not Clearing Agent, responsible to customers for the provision of services.  Neither Introducing Firm nor any investment advisor provided by Introducing Firm shall be deemed to be an agent of Clearing Agent for any purpose, nor shall Clearing Agent, except to the extent required by law, be deemed to have a fiduciary relationship with any of Introducing Firm’s customers.  Introducing Firm acknowledges that Clearing Agent does not control the business or operations of Introducing Firm.

3.                                      REPRESENTATIONS AND WARRANTIES

3.1                                 Introducing Firm.  Introducing Firm represents and warrants that:

3.1.1                        Duly Organized.  Introducing Firm is a limited liability company duly formed, validly existing, and in good standing under the laws of the state of Delaware.

3.1.2                        Registration.  Introducing Firm is duly registered and in good standing as a broker-dealer with the SEC.

3.1.3                        Authority to Enter Agreement.  Introducing Firm has all requisite authority, whether arising under applicable federal or state law or the rules and regulations of any regulatory or self-regulatory organization to which Introducing Firm is subject, to enter into this Agreement and to retain the services of Clearing Agent in accordance with the terms of this Agreement.

3.1.4                        Material Compliance with Rules and Regulations.  Introducing Firm and, to its knowledge, each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with, the registration, qualification, capital, financial reporting, customer protection, and other requirements of every self-regulatory organization of which Introducing Firm is a member, of the SEC, and of every state to the extent that Introducing Firm or any of its employees is subject to the jurisdiction of that state.

3.1.5                        No Pending Action, Suit, Investigation, or Inquiry.  Introducing Firm has provided  to Clearing Agent  a copy of its Form BD which discloses, to the extent required by such Form, every material action, suit, investigation, inquiry, or proceeding (formal or informal) pending or threatened against or affecting Introducing Firm, any of its affiliates, or any officer, director, or general securities principal or financial and operations principal of Introducing Firm, or their respective property or assets, by or before any court or other tribunal, any arbitrator, any governmental authority, or any self-regulatory organization of which any of them is a member.  Introducing Firm shall notify Clearing Agent promptly of the initiation of any action, suit, investigation, inquiry, or proceeding that may have a material impact on the capital of Introducing Firm.

3.1.6                        Introducing Firm Responsibility. Introducing Firm shall be responsible for all internal operations related to its business including without limitation (i) all accounting, bookkeeping, record-keeping, commodity transactions, or any other transactions not involving securities; or any matter not contemplated by this Agreement; (ii) preparation of Introducing Firm’s payroll records, financial statements, or any analysis thereof; and (iii) preparation or issuance of checks in payment of Introducing Firm’s expenses, other than expenses incurred by Clearing Agent on behalf of Introducing Firm pursuant to this Agreement.

3.1.7                        Customer Referrals.  With respect to all introduced customers that have been referred to Introducing Firm by other entities and as to which customers Introducing Firm and the referring entities share commissions, Introducing Firm has entered into duly authorized referral or similar arrangements and such agreements are, to best of Introducing Firm’s knowledge, in compliance with all applicable Rules.

3.1.8                        Licensure, Registration, Etc.  Introducing Firm is licensed, registered or authorized to conduct business in every jurisdiction, including every foreign jurisdiction, in which any of its customers introduced to Clearing Agent by Introducing Firm is domiciled.

3.2                                 Clearing Agent.  Clearing Agent represents and warrants that:

3.2.1                        Duly Organized.  Clearing Agent is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2.2                        Registration.  Clearing Agent is duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing of the NYSE and the NASD and every exchange of which it is a member.

3.2.3                        Authority to Enter Agreement.  Clearing Agent has all requisite authority, whether arising under applicable federal or state law, or the rules and regulations of any regulatory or self-regulatory organization to which Clearing Agent is subject, to enter into this Agreement and to provide services in accordance with the terms of this Agreement.

3.2.4                        Compliance with Rules and Regulations. Clearing Agent and, to its knowledge, each of its employees is in material compliance with, and during the term of this Agreement shall remain in material compliance with the registration, qualification, capital, financial reporting, customer protection, and other requirements of every self-regulatory organization of which Clearing Agent is a member, of the SEC, and every state.

4.                                      ESTABLISHING AND ACCEPTING NEW ACCOUNTS

4.1                                 Opening of New Accounts.  Introducing Firm shall be responsible for opening and approving new accounts in compliance with the Rules and for complying with the obligations described in the Anti-Money Laundering Program (“AML Program”), attached as Appendix A to this Agreement.  No account may be opened without the prior approval of Clearing Agent as provided in Section 4.2.

4.1.1                        Option Accounts.  Before engaging in option trading for any customer, Introducing Firm shall deliver to customer a current disclosure statement of the Options Clearing Corporation, the Special Statement for Uncovered Option Writing, and any effective supplements.  Introducing Firm shall obtain the required signatures on all option agreements, shall obtain proper approval for the opening of all option accounts, and shall otherwise comply with the rules applicable to options accounts and options trading.  Introducing Firm shall deliver to Clearing Agent a copy of a signed option agreement for each customer approved by it for options trading in a form acceptable to Clearing Agent.

4.1.2                        Accounts for Which Agent Holds Power of Attorney.  Upon the opening of any Account for which an agent holds a power of attorney on behalf of a principal, Introducing Firm shall provide Clearing Agent with the name of each principal for whom such agent is acting and with written evidence of the agent’s authority to act on the principal’s behalf. Introducing Firm hereby warrants that any orders or instructions of such agent which are transmitted to Clearing Agent pursuant to this Agreement shall have been fully and properly authorized and that the execution of such instructions or orders shall not violate the Rules.

4.1.3                        Third-Party Introducing Firm Accounts.  Introducing Firm shall not open any account for any third-party introducing firm with whom the Introducing Firm deals on a principal or agency basis without the prior written approval of Clearing Agent.  If Clearing Agent decides, in its sole discretion, to permit Introducing Firm to open accounts for a third-party introducing firm with whom the Introducing Firm deals on a principal or agency basis, Clearing Agent will promptly communicate its consent to Introducing Firm following receipt of all information reasonably requested and contingent upon execution and approval by all required regulatory authorities of all necessary agreements.

4.2                                 Acceptance of New Accounts by Clearing Agent.  Clearing Agent reserves the right to reject any account that the Introducing Firm may forward to Clearing Agent as a potential new account, and to terminate any account previously accepted by it as a new account. No funds or securities may be deposited into an account, nor may any transactions be executed with respect to an account, before the account has been accepted by Clearing Agent. Clearing Agent shall promptly notify Introducing Firm of each such rejection or termination.

4.3                                 Maintenance of Account Information.  Clearing Agent may rely without inquiry on the validity of all customer information furnished to it by Introducing Firm.  Possession of any such documents or information, however provided, concerning Introducing Firm’s customers does not create a duty on the part of Clearing Agent to review or understand the content of those documents.  Introducing Firm shall regularly review its customer accounts, at least every thirty-six (36) months, to keep its knowledge and understanding of the customer and the customer’s business up to date.

5.                                      SUPERVISION OF ORDERS AND ACCOUNTS

5.1                                 Responsibility for Compliance.  Introducing Firm shall be solely responsible for compliance with suitability, “Know Your Customer” rules, and other requirements of federal and state law and regulatory and self-regulatory rules and regulations governing transactions and accounts that are introduced by Introducing Firm, except for the responsibilities of Clearing Agent as set forth in Section 7.3 of this Agreement.  Possession by Clearing Agent of surveillance records, exception reports, or other similar data that have been provided by Introducing Firm shall not obligate Clearing Agent to review or be aware of their contents.  Clearing Agent shall not be required to make any investigation into the facts surrounding any transaction that it may execute or clear for Introducing Firm or any customer of Introducing Firm except to the extent that such review forms a part of Clearing Agent’s anti-money laundering obligations as outlined in the AML Program (Appendix A).

5.2                                 Compliance Procedures.  Introducing Firm agrees to supervise compliance with the Rules.  Introducing Firm shall review transactions and accounts to assure compliance with prohibitions against manipulative practices, insider trading, market timing and late trading of mutual fund shares and other requirements of federal and state law and applicable regulatory and self-regulatory rules and regulations to which Introducing Firm or its customer are subject.  Without limiting the above, Introducing Firm shall be responsible for compliance with the supervisory requirements in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, NASD Rule 3010, NYSE Rules 342, 351 and 431, and similar rules adopted by any other regulatory or self-regulatory agency or organization, to the extent applicable.  In addition, in each case in which a customer is an employee of a member organization, a self-regulatory organization or financial institution, the approval of which is necessary to the opening and maintenance of such customer’s account, Introducing Firm shall be solely and exclusively responsible for obtaining the approval of such employer, and otherwise complying with NYSE Rule 407 and NASD Rule 3050.

5.3                                 Knowledge of Customer’s Financial Resources and Investment Objectives.  Introducing Firm shall comply with Rule 405(1) of the NYSE or comparable requirements of similar rules of any other regulatory or self-regulatory organization to which Introducing Firm is subject.  Introducing Firm shall obtain all essential facts relating to each customer, each cash and margin account, each order, and each person holding a power of attorney over any account, in order to assess the suitability of transactions (when required by applicable rules), the authenticity of orders, signatures, endorsements, certificates, or other documentation, and the frequency of trading.  Introducing Firm warrants that, to the best of its knowledge, Introducing Firm will not open or maintain accounts for persons who are minors or who are otherwise legally incompetent and that Introducing Firm will comply with NYSE Rule 407 and other laws, rules, or regulations that govern the manner and circumstances in which accounts may be opened or transactions authorized.

5.4                                 Furnishing of Investment Advice.  Introducing Firm shall be solely responsible for any recommendation or advice it may offer to its customers.

5.5                                 Discretionary Accounts.  Introducing Firm shall be solely responsible for obtaining customer approval for and supervising discretionary accounts.

5.6                                 Obligations Regarding Certain Disclosures.  Introducing Firm shall make any disclosures and obtain any agreements from its customers required by applicable law or regulation, including, without limitation, qualification letters or any disclosures or agreements required for margin, listed options, IPOs, penny stocks, derivative securities, account transfers or conversions.  The cost of making such disclosures or obtaining such agreements shall be borne by Introducing Firm.

6.                                      EXTENSION OF CREDIT

6.1                                 Presumption of Cash Account.  Clearing Agent may, but is not required to, permit customers of Introducing Firm to purchase securities on margin, but all transactions for a customer will be deemed to be either RVP/DVP or cash transactions, and payment for those transactions will be required in the manner applicable to RVP/DVP or cash transactions, unless, on or prior to settlement, Introducing Firm has furnished Clearing Agent with an executed margin agreement and consent to loan of securities.

6.2                                 Margin Requirements.  Margin accounts introduced by Introducing Firm, including Introducing Firm’s own margin account carried by Clearing Agent, shall be subject to Clearing Agent’s margin requirements as in effect from time to time.  Clearing Agent reserves the right to refuse to accept any transaction in a margin account without the actual receipt of the necessary margin and to impose a higher margin requirement for a particular account when, in Clearing Agent’s discretion, the past history or nature of the account or other factors or the securities held in it warrant such action.  Introducing Firm may require higher margin than imposed by Clearing Agent for any particular account, group of accounts, or all accounts introduced by Introducing Firm to Clearing Agent.  In any case where Introducing Firm requests Clearing Agent to extend credit upon control or restricted securities, pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), or otherwise; Introducing Firm shall submit to Clearing Agent such documentation, agreements and information as shall be reasonably required by Clearing Agent to decide to extend such credit.  Any extension of credit so approved shall be subject to Clearing Agent’s credit policies as shall be in effect from time to time.

6.3                                 Margin Maintenance and Compliance with Regulation T and SEC Rule 15c3-3(m).

6.3.1                        Initial Margin.  Introducing Firm shall be responsible for the initial margin requirement for any transaction until such initial margin has been received by Clearing Agent in acceptable form.

6.3.2                        Margin Calls.  After the initial margin for a transaction has been received, subsequent margin calls may be made by Clearing Agent at its discretion.  Clearing Agent shall calculate the maintenance requirement and notify Introducing Firm of any amounts due. In the case of margin calls concerning its customers, Introducing Firm shall be responsible for forwarding the margin call to its customer and obtaining the amount due directly from Introducing Firm’s customer.  If Introducing Firm fails to take the appropriate action, Clearing Agent reserves the right to collect the amount due directly from Introducing Firm’s customer or, in the case of the Introducing Firm’s margin account, the Introducing Firm.  Introducing Firm agrees to cooperate with Clearing Agent in complying with and obtaining margin in response to such calls.

6.3.3                        Actions upon Failure to Meet Margin Calls or Deliver Securities.  In the event that satisfactory margin is not provided within the time specified by Clearing Agent, or securities sold are not delivered as required, Clearing Agent may take such actions as Clearing Agent deems appropriate, including, but not limited to, entering orders to buy-in or sell-out.  Introducing Firm shall cooperate with Clearing Agent by entering orders to buy-in or sell-out securities.  Compliance with a request to withhold action shall not be deemed a waiver by Clearing Agent of any of its rights under this Agreement.

6.4                                 Charging of Interest and Disclosures Pursuant to Rule 10b-16 and NASD Rule 2341.  Interest charged by Clearing Agent to Introducing Firm’s customers with respect to debit balances in customers’ accounts shall be determined in accordance with Clearing Agent’s standard disclosure under NYSE Rule 382.  Introducing Firm shall send each margin customer a written Margin Disclosure Statement and other written disclosures, in a form acceptable to Clearing Agent, at the time of the opening of a margin account as required by SEC Rule 10b-16 and NASD Rule 2341.  If not already delivered to each margin customer by Clearing Agent in connection with the delivery of the written new account Disclosure Statement in accordance with NYSE Rule 382, Introducing Firm agrees to deliver a written disclosure statement to its customer as required by SEC  Rule 10b-16.

6.5                                 Unsecured Debits or Unsecured Short Positions. Pursuant to Section 19 of this Agreement, Clearing Agent shall charge against the Deposit Accounts of Introducing Firm an amount equal to the value of any unsecured debit or short position (on a “mark to market” basis) in a customer account if that position has not been promptly resolved by payment or delivery.

6.6                                 Extension Of Credit To Introducing Firm.  In addition to the provisions of this section 6 and any margin agreement between Clearing Agent and Introducing Firm, Clearing Agent may, in its sole discretion, extend credit from time to time to Introducing Firm in connection with trading in its proprietary or inventory accounts.  Such extension of credit will be generally consistent with past practice between the parties.  However, Clearing Agent will, in its sole discretion, set limits on the amount of credit that will be extended, rates at which such credit will be extended, and requirements on collateral that must be posted.  Clearing Agent will communicate these requirements to Introducing Firm.  If collateral levels are insufficient in view of the limits determined by Clearing Agent, Clearing Agent shall so notify Introducing Firm and Introducing Firm shall promptly post sufficient collateral to meet those requirements.  If Introducing Firm fails to meet the requirements in a timely fashion, Clearing Agent shall have the right, in its complete discretion, to liquidate securities in Introducing Firm’s accounts and/or to offset, deduct, setoff, recoup and/or use and apply all or any portion of any Introducing Firm’s revenue and/or other monies, including, but not limited to the Deposit Account and any commission accounts (and the proceeds and products of any of the foregoing, collectively the “Collateral”), then in possession, custody or control of Clearing Agent (whether held in an account or otherwise), and to apply proceeds to Introducing Firm’s obligations hereunder.  Any remaining liability shall not be extinguished.  Introducing Firm hereby grants, transfers, assigns and conveys to the Clearing Agent a first and prior lien and security interest in the Collateral, including without limitation any after-acquired Collateral which is now or subsequently in the possession, custody or control of Clearing Agent.  Introducing Firm hereby acknowledges and agrees that any rights set forth herein shall be in addition to all other remedies available to Clearing Agent under this Agreement or at law or equity.

6.7                                 EXTENSION OF NONPURPOSE CREDIT

6.7.1                        Nonpurpose Credit.  Clearing Agent may, but is not required to, extend and maintain nonpurpose credit to customers of Introducing Firm not for purposes of purchasing, carrying, or trading in securities, but all extensions of credit to a customer will be deemed to be purpose credit subject to Regulation T unless, prior to extending the credit, Introducing Firm or its customer has furnished Clearing Agent with an executed Federal Reserve Form T-4.

6.7.2                        Nonpurpose Lending Requirements.  Nonpurpose credit extended by Clearing Agent shall be subject to nonpurpose lending requirements as established and modified by Clearing Agent from time to time.  Clearing Agent reserves the right to refuse to extend nonpurpose credit without the actual receipt of the necessary underlying collateral and to impose a higher underlying collateral value requirement for a particular account when, in Clearing Agent’s discretion, the past history or nature of the account or other factors or the securities held in it warrant such action.  In all instances, Introducing Firm may require a lower loan advance rate to collateral value than imposed by Clearing Agent for any particular account, group of accounts, or all accounts introduced by Introducing Firm to Clearing Agent.  In any case where Introducing Firm requests Clearing Agent to extend nonpurpose credit upon control or restricted securities, pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise, Introducing Firm shall submit to Clearing Agent such documentation, agreements and information as shall be reasonably required by Clearing Agent to decide to extend such credit.  Any extension of nonpurpose credit so approved shall be subject to Clearing Agent’s credit policies as shall be in effect from time to time.

6.7.3                        Underlying Collateral Maintenance and Compliance with Regulation T and SEC Rule 15c3-3(m).

6.7.3.1                         Initial Underlying Collateral.  Introducing Firm shall be responsible for the initial underlying collateral requirement for any extension of nonpurpose credit until such initial underlying collateral has been received by Clearing Agent in acceptable form.

6.7.3.2                         Underlying Collateral Calls.  After the initial underlying collateral for an extension of nonpurpose credit has been received, subsequent underlying collateral calls may be made by Clearing Agent at its discretion.  Clearing Agent shall calculate the maintenance requirement and notify Introducing Firm of any amounts due.  Introducing Firm shall be responsible for issuing the underlying collateral call to its customer and obtaining the amount due directly from Introducing Firm’s customer.  If Introducing Firm fails to take the appropriate action, Clearing Agent reserves the right to collect the amount due directly from Introducing Firm’s customer.  Introducing Firm agrees to cooperate with Clearing Agent in complying with and obtaining underlying collateral in response to such calls.

6.7.4                        Actions Upon Failure to Meet Underlying Collateral Calls or Deliver Securities.  In the event that satisfactory underlying collateral is not provided within the time specified by Clearing Agent, or securities sold are not delivered as required, Clearing Agent may take such actions as Clearing Agent deems appropriate, including, but not limited to, entering orders to buy-in or sell-out.  Introducing Firm shall cooperate with Clearing Agent by entering orders to buy-in or sell-out securities.  Compliance with a request to withhold action shall not be deemed a waiver by Clearing Agent of any of its rights under this Agreement.

6.7.5                        Charging of Interest and Disclosures Pursuant to Rule 10b-16.  Interest charged with respect to the extension of nonpurpose credit shall be determined in accordance with Clearing Agent’s standard disclosure under NYSE Rule 382.  Introducing Firm shall send each customer a written disclosure statement, in a form acceptable to Clearing Agent, at the time of the extension of nonpurpose credit as required by SEC Rule 10b-16.

6.7.6                        Unsecured Debits. Pursuant to Section 19 of this Agreement, Clearing Agent shall charge against the Deposit Accounts of Introducing Firm an amount equal to the value of any unsecured debit (on a “mark to market” basis) in a customer account if that position has not been promptly resolved by payment or delivery.

7.                                      MAINTENANCE OF BOOKS AND RECORDS

7.1                                 Stock Records.  Clearing Agent shall maintain stock records and other prescribed books and records of all transactions executed or cleared through it.  Unless otherwise required by law, Clearing Agent shall have no obligation to maintain, or make available to Introducing Firm, such books and records after termination of this Agreement.  If, however, Clearing Agent does make such books and records available to Introducing Firm after the termination of this Agreement, Introducing Firm shall reimburse Clearing Agent for its costs and expenses in retrieving such books and records.

7.2                                 Regulatory Reports and Records.  Introducing Firm shall prepare, submit, and maintain copies of all reports, records, and regulatory filings required of Introducing Firm by any entity that regulates it, including, but not limited to, copies of all account agreements and similar documentation obtained pursuant to Section 4 of this Agreement and any reports and records required to be made or kept under the Currency and Foreign Transactions Reporting Act of 1970 (the “Bank Secrecy Act”) and any rules and regulations promulgated pursuant thereto.

7.2.1.                     Records Provided to Clearing Agent.  Introducing Firm shall provide Clearing Agent with a copy of all records created and maintained pursuant to Sections 4.1 and 7.2 and the AML Program (Appendix A) and such records shall be maintained in the U.S. by Clearing Agent for review by the SEC or any other regulatory body or governmental authority to whose jurisdiction Clearing Agent is subject.

7.3                                 ANTI-MONEY LAUNDERING, OFFICE OF FOREIGN ASSETS CONTROL, AND ANTI-TERRORIST FINANCING OBLIGATIONS

Introducing Firm and Clearing Agent wish to assure each other that each party to this Agreement is performing its anti-money laundering obligations as required by law and regulation and otherwise set forth the responsibilities that each party will undertake to prevent money laundering and terrorist financing as contemplated by the USA PATRIOT Act and other laws and regulations.

At the time of the opening of any new account, the Introducing Firm must obtain sufficient information from its customer to satisfy itself as to the identity of its client and the source of its funds as more fully set forth in this Section 7.3.

Introducing Firm acknowledges it has the primary relationship with the customer which Introducing Firm introduces to Clearing Agent and therefore Introducing Firm is in the best position to know: (1) the client’s identity; (2) the client’s source of funds; (3) the client’s intention for those funds; and (4) whether any particular transaction is unusual or suspicious for that particular client based on Introducing Firm’s interaction with the client.

Clearing Agent acknowledges it: (1) fully shares with Introducing Firm the responsibility to combat money laundering and terrorist financing; (2) shall assist Introducing Firm in fulfilling its anti-money laundering obligations by providing certain transaction monitoring tools and reports to help Introducing Firm detect money laundering and other suspicious activity; (3) shall engage in its own transaction monitoring of Introducing Firm’s customers in cooperation with Introducing Firm; and (4) cooperate with Introducing Firm to detect money laundering and terrorist financing.

                Introducing Firm and Clearing Agent hereby agree and acknowledge that the requirements outlined in the AML Program (Appendix A) shall govern their respective roles in complying with anti-money laundering laws and regulations, including any future obligations that may be imposed on Introducing Firm or Clearing Agent by laws or regulations to know its customers, their source and use of funds, and to monitor for and identify suspicious activity.  Introducing Firm agrees to notify Clearing Agent in writing if (a) any representation or warranty made in connection with the anti-money laundering provisions herein is untrue; (b) Introducing Firm has not complied with the anti-money laundering provisions herein or the AML Program (Appendix A); or (c) Introducing Firm believes that it may not be in a position to comply with any anti-money laundering provisions herein or any provision of the AML Program (Appendix A).

7.3.1                        Introducing Firm’s Responsibilities:

a.                                       Anti-Money Laundering Obligations.  Introducing Firm hereby agrees and acknowledges that it is obligated to and hereby represents and warrants that it now does and will continue to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Introducing Firm by laws or regulations, to know its customers, their source and use of funds, and to monitor for and identify suspicious activity.

b.                                      Anti-Money Laundering Program.  Introducing Firm represents and warrants that it has established and maintains an anti-money laundering program, consisting of,

at a minimum, written internal policies, procedures and controls including a means for monitoring and identifying suspicious activity, the designation of an anti-money laundering compliance officer (whose identity shall be made known to Clearing Agent and to the NASD and the NYSE), an ongoing employee training program, an independent audit function to test such programs annually, and any additional requirements set forth in the rules of any self-regulatory organization of which Introducing Firm is a member.  Introducing Firm will allow Clearing Agent access to such information as Clearing Agent deems necessary in order for Clearing Agent to test Introducing Firm’s adherence to Introducing Firm’s anti-money laundering program. If the testing will be conducted at Introducing Firm’s office, Clearing Agent shall provide Introducing Firm with reasonable prior notice (at least three business days). Testing shall be done on a business day and during regular business hours.  Introducing Firm must certify annually to Clearing Agent that Introducing Firm has implemented an anti-money laundering program and shall perform the requirements allocated to Introducing Firm as set forth in the AML Program (Appendix A).

7.3.2                        Introducing Firm to File CTRs and Provide Copies to Clearing Agent.  Unless otherwise agreed by the parties, Introducing Firm is responsible for filing currency transaction reports (“CTRs”) and will provide a copy of all such reports to Clearing Agent at the same time as they are filed in accordance with applicable regulations.

a.                                       Suspicious Activity Reports.  Introducing Firm shall be responsible for reviewing for suspicious activities and filing suspicious activity reports on Form SAR-SF and shall coordinate such filing with Clearing Agent.  Introducing Firm shall, as soon as practical after identifying a suspicious activity and in any event prior to filing a suspicious activity report on SAR-SF, notify Clearing Agent’s Anti-Money Laundering Compliance Officer and shall, provided each of Introducing Firm and Clearing Agent has made the filings contemplated by Section 7.3.9 hereof, communicate with Clearing Agent about the transaction for purposes of sharing information about the transaction and determining whether Introducing Firm or Clearing Agent shall file the SAR-SF, unless such sharing of information is prohibited by law.  Introducing Firm will provide Clearing Agent with copies of all SAR-SFs and other communications it files with respect to accounts held at Clearing Agent, unless prohibited by law.  In addition, Introducing Firm shall promptly notify Clearing Agent regarding any account activity Introducing Firm reasonably believes to be suspicious, not legitimate, not having a reasonably apparent explanation, or could support the filing of a Form SAR-SF.

b.                                      Other Transaction Reports.  Prior to filing any report with the Treasury Department, the IRS, the U.S. Customs Service or any regulatory body or organization relating to the reporting of currency transactions or the transfer of currency or monetary instruments into or outside of the United States, including, but not limited to, CTRs, CMIRs and SAR-SFs, Introducing Firm shall notify Clearing Agent’s Anti-Money Laundering Compliance Officer (unless such notification is prohibited by law) and cooperate with Clearing Agent as Clearing Agent may deem appropriate.  Introducing Firm will provide Clearing Agent with copies of all reports and other communications with respect to accounts held at Clearing Agent that Introducing Firm files with the Treasury Department, the IRS, the U.S. Customs Service, or any regulatory body or organization relating to the reporting of currency transactions, the transfer of currency or monetary instruments into or outside of the United States, or in regard to any suspicious activity, including, but not limited to, CTRs, CMIRs and SAR-SFs, unless the provision of such reports or communications is prohibited by law.

7.3.3                        Reports by Clearing Agent.  Clearing Agent has the obligation and reserves the right to make and file such suspicious activity or other reports as listed in Section 7.3.2 when it deems it necessary or appropriate; and Introducing Firm recognizes that when Clearing Agent does so, Clearing Agent does not thereby assume any responsibility for making and filing reports on behalf of Introducing Firm or relieve Introducing Firm of its own responsibility for making and filing reports as necessary under U.S. or other laws and regulations.  Clearing Agent will provide Introducing Firm a copy of any such report that relates to an account of the Introducing Firm or a customer of the Introducing Firm, unless prohibited by law from doing so.

7.3.4                        Restrictions and Conditions on Certain Accounts.  Introducing Firm hereby agrees and acknowledges that it is obligated to comply with restrictions and conditions on opening and accepting certain accounts, including but not limited to, the following:

a.                                       Know Your Customer and Government List Obligations, Including OFAC.  At the time of the opening of any new account, Introducing Firm must obtain sufficient information (but no less than the minimum required under Section 326 of the USA PATRIOT Act) from its customer in order to reasonably identify and verify the identity of the customer and the source of the customer’s funds.  Introducing Firm also must satisfy itself that opening the account would not violate the provisions of various Executive Orders and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or be subject to other restriction based on such relevant government lists as may be published from time to time.  Introducing Firm will promptly inform Clearing Agent of the existence of any account subject to an OFAC or government list restriction.  Clearing Agent uses interdiction software and will provide such relevant information as may from time to time be available to assist Introducing Firm in detecting possible OFAC and government list violations.

b.                                      Non-Resident Alien Accounts Carried Directly or Through an Investment Advisor.  For any account opened for a non-resident alien, Introducing Firm shall record the customer’s passport number and obtain a copy of the government document used to verify the individual’s identity at the time the account is opened.  Introducing Firm shall also obtain a copy of a passport or other governmental identification for any of the following: the grantor/settlor of a foreign trust; and any beneficial owner of an offshore corporate account if: (1) the account is a personal holding company or private investment company; or (2) the beneficial owner of the entity which maintains the account holds more than a 10% interest in the entity.  Introducing Firm shall not open any introduced account for a personal holding company or private investment company if one or more beneficial owners are U.S. persons.  With respect to those accounts involving registered investment advisers, Introducing Firm shall conduct a sufficient inquiry to obtain, record and verify information as outlined above about the adviser’s customer, including ascertaining the identity of each beneficial owner of any such account prior to opening the account.

c.                                       Restrictions on Numbered Accounts.  Introducing Firm will not establish or maintain specially coded or numbered accounts without the written consent of Clearing Agent.

d.                                      Source and Use of Funds.  Introducing Firm will use reasonable efforts to ascertain that the source of a customer’s funds are purportedly from customer, the customer is not engaged in unlawful activities, the assets being invested have been legitimately obtained, and any disbursements to a customer or third party are for legitimate purposes.

e.                                       Transaction Reports and Transaction Monitoring Systems.  In order to detect suspicious activity, Introducing Firm shall perform its own transaction monitoring in order to detect suspicious activity.

f.                                         Customer Identification Program.  In order to induce reasonable reliance by Clearing Agent on Introducing Firm with respect to Introducing Firm’s customer identification program (“CIP”), Introducing Firm represents and warrants: (1) it has a written CIP consistent with Section 326 of the USA PATRIOT Act and the rules thereunder; (2) it is subject to a rule implementing 31 U.S.C., Section 5318(h); (3) it is regulated by a Federal functional regulator as that term is defined under 31.C.F.R., Section 103.120(a)(2); and (4) it will certify annually to Clearing Agent, as set forth above, that it has implemented an anti-money laundering program and will perform the requirements set forth in Introducing Firm’s written CIP.

g.                                      Shell Bank Accounts, Foreign Bank Accounts, and Private Banking Accounts.  Introducing Firm, working in conjunction with Clearing Agent, shall implement the provisions of Sections 312, 313, and 319 of the USA PATRIOT Act  in accordance with information disseminated by Clearing Agent from time to time.  Copies of all certifications obtained by Introducing Firm shall be forwarded to Clearing Agent.

7.3.5                        FinCEN Requests under Section 314(a) of USA PATRIOT Act. Introducing Firm will respond to a FinCEN request about accounts or transactions by promptly searching its records to determine whether it maintains any account for, or has engaged in any transaction with, any individual, entity, or organization named in FinCEN’s request.  Upon receiving an information request, Introducing Firm will designate one person to be the point of contact regarding the request and to receive similar requests in the future. Unless otherwise stated in FinCEN’s request, Introducing Firm will search current accounts, accounts maintained by a named suspect during the preceding twelve months and transactions conducted by or on behalf of a named suspect during the preceding six months. If Introducing Firm finds a match, it will report it to FinCEN by completing FinCEN’s subject information form.

7.3.6                        Jurisdiction Warranting Special Measures. Introducing Firm will take such special measures as it may deem appropriate with respect to any foreign jurisdiction, institution(s), class(es) of account(s) designated by the U.S. Treasury Department to be of “primary money laundering concern” in accordance with Section 311 of the USA PATRIOT Act.

7.3.7                        Clearing Agent’s Responsibilities:

a.                                       Anti-Money Laundering Obligations.  Clearing Agent hereby agrees and acknowledges that it is obligated to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Clearing Agent, and that it is responsible to combat money laundering and terrorist financing.

b.                                      Anti-Money Laundering Program.  Clearing Agent has established and shall continue to maintain an anti-money laundering compliance program in accordance with Section 352 of the USA PATRIOT Act as well as NYSE and NASD rules.  Clearing Agent further represents and warrants: (1) it has written anti-money laundering policies and procedures including procedures to identify and report suspicious activity consistent with its role as a clearing broker; (2) it has a designated Anti-Money Laundering Compliance Officer (whose identity has been made known to Introducing Firm and the NASD and NYSE); (3) it provides continuous anti-money laundering training to its employees; and (4) its anti-money laundering program is independently audited on an annual basis.

c.                                       Transaction Reports.  Clearing Agent will provide Introducing Firm with anti-money laundering and other activity reports that can be used to detect suspicious activity in order to assist Introducing Firm to meet its obligations.  Clearing Agent will, upon request, provide Introducing Firm with relevant information in Clearing Agent’s possession that the Introducing Firm needs in order to file various required reports on a timely basis, including Forms CTR, CMIR, and SAR-SF and will provide such further assistance as may be required in the filing of such reports.

d.                                      Notification if Clearing Agent Detects Suspicious Activity.  Through its trained employees and the use of automated systems, Clearing Agent will review for and may detect suspicious activity utilizing a risk-based approach.  Clearing Agent’s review does not relieve Introducing Firm of its own responsibilities to review for suspicious activity. When Clearing Agent detects suspicious activity, Clearing Agent will contact Introducing Firm about the transaction for purposes of sharing information about the transaction, unless Clearing Agent believes that Introducing Firm itself may be engaged in suspicious activity or Clearing Agent would be prohibited by law from sharing with Introducing Firm information about the suspicious transaction.  Nothing in this Section shall be read to prohibit Clearing Agent from filing its own suspicious activity and other reports, as it believes necessary or appropriate.  Introducing Firm shall take such steps as Clearing Agent may reasonably request in connection with any potential suspicious activity in an account, including closing the account.

e.                                       Incoming FedWires.  For all incoming federal fund wires (“FedWires”), Clearing Agent shall initially check relevant information, which will include the remitter’s name, address, and account number, and the originating bank’s name and address (to the extent provided on an incoming wire) to detect possible OFAC restrictions.

f.                                         Outgoing FedWires for Third Parties.  Requests for third-party wires are processed by Clearing Agent on an exception basis using a risk-based approach.  When allowed, for outgoing FedWires ordered to the delivery of a person or entity other than the account holder, Clearing Agent shall review relevant information, including the payee’s name, address, and account number, and the recipient bank’s name and address, to detect possible violations of OFAC restrictions.

g.                                      Incoming Securities.  For securities received, Clearing Agent shall review the names of the specified holder of the security to detect possible violations of OFAC restrictions in those circumstances when the registration on the security received is different than the name on the account into which the securities are deposited.

h.                                      Outgoing Securities for Third Parties.  For outgoing securities to third parties, Clearing Agent shall check the names and addresses of the third party to whom the security is to be delivered to detect possible violations of OFAC restrictions.

i.                                          Systematic Daily Screening, Government Lists Including OFAC.  On a daily basis, Clearing Agent shall compare all new accounts opened on its systems and all substantial changes made to account data resident on its systems to determine if any such new or changed account may be subject to an OFAC or other designated government list.  In addition, Clearing Agent shall compare its existing customer database to added restrictions as may be published by the Federal Government from time to time.  Further, Clearing Agent shall periodically compare its existing customer database to the existing OFAC government lists.  In the event that Clearing Agent’s comparisons indicate that an account may be subject to an OFAC or government list restriction, Clearing Agent will notify Introducing Firm if it believes there is a match.  Introducing Firm shall cooperate fully with Clearing Agent to determine whether, in fact, the account is subject to any such restriction.  Introducing Firm will cooperate with Clearing Agent in implementing any such action as may be determined by Clearing Agent to be necessary or appropriate.  Introducing Firm acknowledges that Clearing Agent may rely on a third-party vendor to provide current OFAC and other government restricted list data, and Clearing Agent shall not be held liable for any errors or omissions caused by such third-party vendor.

j.                                          Electronic Funds Transfer Rule and Travel Rule.  Clearing Agent represents it has systems designed to comply with the electronic transfer of funds rules, specifically the “Funds Transfer Rule” and the “Travel Rule,” 31 C.F.R., Section 103.33(f) and (g), when processing disbursements on behalf of Introducing Firm.  Clearing Agent shall comply with these rules based on information provided by Introducing Firm.

k.                                       FinCEN Requests under Section 314(a) of USA PATRIOT Act. Clearing Agent will respond to a FinCEN request about accounts or transactions by immediately searching its records to determine whether it maintains any account for, or has engaged in any transaction with, any individual, entity, or organization named in FinCEN’s request.   If Clearing Agent finds a match, it will report it to FinCEN by completing FinCEN’s subject information form.

l.                                          Jurisdiction Warranting Special Measures. Clearing Agent will take such special measures as it may deem appropriate with respect to any foreign jurisdiction, institution(s), class(es) of account(s) designated by the U.S. Treasury Department to be of “primary money laundering concern” in accordance with Section 311 of the USA PATRIOT Act.

m.                                    Services, Information, Reports and Other Data.  Clearing Agent hereby agrees and acknowledges that it is obligated to provide to Introducing Firm all such services, information, reports and other data, in such manner and within such time periods, as set forth in this Agreement and as required by applicable laws and regulations.

n.                                      Further Description of Services.  Further description of services beyond that set forth in this Agreement shall be set forth in writing and shall be subject to the mutual agreement of the parties.

7.3.8                        Bulletins and Other Informational Memoranda.  Clearing Agent shall from time to time issue Bulletins or other informational memoranda to Introducing Firm setting forth Clearing Agent’s policies and procedures regarding anti-money laundering and terrorist financing.  Introducing Firm agrees to become familiar with such Bulletins and informational memoranda and to abide by them.

7.3.9                        Cooperation.  Consistent with Section 314(b) of the USA PATRIOT Act and this Agreement, Introducing Firm and Clearing Agent shall cooperate with each other and exchange information to assist each other in detecting money laundering and terrorist financing.  Introducing Firm and Clearing Agent shall each submit to the Financial Crimes Enforcement Network of the United States Treasury Department the notice set forth in 31 CFR Part 103.110(b)(2) and shall renew such notice each year.  Each instance of information sharing shall constitute a confirmation by Introducing Firm to Clearing Agent and by Clearing Agent to Introducing Firm that the requisite notice has been filed.  Clearing Agent and Introducing Firm agree to consult with each other from time to time on the allocation of each other’s anti-money laundering responsibilities between them.

7.3.10                  No Party to Cause Violation by the Other.  Neither Clearing Agent nor Introducing Firm shall knowingly take any action to cause the other party to be in violation of any anti-money laundering laws or regulations.

8.                                      RECEIPT AND DELIVERY OF FUNDS AND SECURITIES

8.1                                 Receipt and Delivery of Funds and Securities.

8.1.1                        Cashiering Functions.  Clearing Agent shall perform cashiering functions for accounts introduced by Introducing Firm.  These functions shall include receipt and delivery of securities; receipt and payment of funds owed by or to customers; and provision of custody for securities and funds.  Introducing Firm shall provide Clearing Agent with the data and documents that are necessary or appropriate to permit Clearing Agent to perform its obligations under this Section, including but not limited to copies of records documenting receipt of customers’ funds and securities received directly by Introducing Firm.  Such data and documents must be compatible with the requirements of Clearing Agent’s data processing systems.  Clearing Agent may reasonably refuse or decline to accept any particular payment or form of payment, as it deems appropriate.  Clearing Agent will not accept payment in currency, money orders, traveler’s checks, double-endorsed checks, checks drawn on non-U.S. banks, starter checks or checks drawn against lines of credit.

8.1.2                        Purchases.  Introducing Firm shall be responsible for purchases (including transactions on a “when issued” basis) made for customers until actual and complete payment has been received by Clearing Agent.  Introducing Firm shall not introduce accounts requiring settlement on a “delivery versus payment” or “receive versus payment” basis unless such account utilizes the facilities of a securities depository or qualified vendor as defined in NYSE Rule 387 for all depository eligible transactions.

8.1.3                     Sales.  Introducing Firm shall be responsible for sales (including those on a “when issued” basis), until Clearing Agent has received, in acceptable form, the securities involved in the transaction.  If Clearing Agent does not receive delivery of securities in an acceptable form, Clearing Agent may buy-in all or part of the securities.

8.1.4                        Funds and Securities Received by Introducing Firm.  Introducing Firm shall promptly deposit with Clearing Agent funds or securities received by Introducing Firm from its customers, together with such information as may be relevant or necessary to enable Clearing Agent to record such remittances and receipts in the respective customer accounts.

8.1.5                        Failure to Settle or Pay.  In the event of a failure to timely deposit required funds or securities, Clearing Agent may take appropriate remedial action.  Without waiving or otherwise limiting its right to take other remedial action, Clearing Agent may at its option charge interest at rates as agreed in Clearing Agent’s standard disclosure under NYSE Rule 382.  Introducing Firm may pass such charges on to its customers but Introducing Firm remains responsible therefor until actually paid.

8.2                                 Restricted and Control Stock Requirements.  Introducing Firm shall be responsible for determining whether any securities held in Introducing Firm’s or its customer accounts are restricted or control securities as defined by applicable laws, rules, or regulations.  Introducing Firm is responsible for assuring that orders and other transactions executed for such securities comply with such laws, rules, and regulations.

8.3                                 Corporate Action Requests/Soliciting Dealer Agreements.  Introducing Firm requests and authorizes Clearing Agent to execute as Introducing Firm’s agent-in-fact any and all Soliciting Dealer Agreements (except as provided in Section 12.7) for corporate actions involving securities or other interests held by Introducing Firm’s customers on the books of Clearing Agent.  Clearing Agent agrees to provide a written notice of the pending corporate action to Introducing Firm at its designated locations.  Clearing Agent further agrees to collect and submit corporate action requests from Introducing Firm and submit them to the soliciting party in accordance with the instructions received from the soliciting party.  Clearing Agent agrees to use commercially reasonable efforts to communicate corporate action information to Introducing Firm and, where applicable, Introducing Firm’s customers, but shall not be liable for a) any delays in the communication of corporate action information or b) delays in the transmission of collected corporate action requests to the soliciting party unless caused by Clearing Agent’s gross negligence.  All fees received from the soliciting party will be credited to Introducing Firm.  In consideration of providing this service to Introducing Firm, Introducing Firm agrees to indemnify and hold harmless Clearing Agent, its affiliates, officers, agents and employees from all claims, suits, investigations, damages and defense costs (including reasonable attorney’s fees) that arise in connection with this Section.

8.4                                 Lost, Stolen or Forged Securities. Introducing Firm shall be responsible for any defect in title to any securities purchased, sold, borrowed, delivered or transferred under this Agreement which may have been forged, counterfeited, raised, altered, lost or stolen.

9.                                      SAFEGUARDING OF FUNDS AND SECURITIES

Except as otherwise provided in this Agreement, Clearing Agent shall be responsible for the safekeeping of all money and securities received by it pursuant to this Agreement.  However, Clearing Agent will not be responsible for any funds or securities delivered by a customer to Introducing Firm until such funds or securities are actually received by Clearing Agent or deposited in bank accounts maintained by Clearing Agent. Whenever Clearing Agent has agreed to act as custodian of securities in any account, or to hold securities in “safekeeping”, Clearing Agent may hold the securities in the customer’s name (“Customer Name Securities”), or may cause such securities to be registered in the name of Clearing Agent or its nominee or in the names or nominees of any depository used by Clearing Agent. In connection with Customer Name Securities, Clearing Agent shall have no responsibility for, among other things, collecting and paying of dividends, transmitting and handling tenders or exchanges pursuant to tender offers and exchange offers, transmitting proxy materials and other shareholder communications, and handling exercises or expirations of rights and warrants or redemptions.

10.                               CONFIRMATIONS AND STATEMENTS

10.1                           Preparation and Transmission of Confirmations and Statements.  Clearing Agent shall prepare confirmations and summary periodic statements and shall, to the extent required by the Rules, transmit them to customers and Introducing Firm in a timely fashion except to the extent the parties agree in writing that Introducing Firm may transmit confirmations to customers.  Confirmations and statements shall be prepared on forms disclosing that the account is carried on a fully-disclosed basis for the Introducing Firm in accordance with applicable rules, regulations, and interpretations.  Introducing Firm will have the ultimate responsibility for compliance with the prospectus delivery requirements of the Securities Act of 1933, as amended, regardless of its retention of a prospectus fulfillment service to perform delivery of same; provided that the parties acknowledge that prospectus delivery services shall be provided to Introducing Firm by Clearing Agent.

10.2                           Examination and Notification of Errors.  Introducing Firm shall examine all confirmations, statements, and other reports in whatever medium provided to Introducing Firm by Clearing Agent.  Introducing Firm must notify Clearing Agent of any error claimed by Introducing Firm in any confirmation, statement or other report within a reasonable time following receipt of the confirmation, statement or other report at issue.  If Introducing Firm fails to do so, Introducing Firm shall be deemed to have waived its right to make any claim against Clearing Agent with respect to such error.

11.                               ACCEPTANCE AND EXECUTION OF TRANSACTIONS

11.1                           Responsibility to Accept or Reject Trades.  Clearing Agent shall execute transactions in customers’ accounts and release or deposit money or securities to or for accounts only upon Introducing Firm’s instructions or the instructions of Introducing Firm’s clients’ investment advisors.  Clearing Agent reserves the right to accept written or oral transaction orders from Introducing Firm’s customers in circumstances where it determines that either (i) the customers are unable to execute those transactions through Introducing Firm or (ii) Clearing Agent is required to do so by applicable or relevant law.  Notwithstanding any instructions to the contrary, Clearing Agent may, after notifying Introducing Firm orally or in writing: (i) refuse to confirm a transaction or cancel a confirmation; (ii) reject a delivery or receipt of securities or money; (iii) refuse to clear a trade executed by Introducing Firm; or (iv) refuse to execute a trade for the account of a customer or Introducing Firm.

11.2                           Responsibility for Errors in Execution.  Introducing Firm shall be responsible for transmission to Clearing Agent of all orders and for any errors in the Introducing Firm’s recording or transmission of such orders.

12.                               OTHER OBLIGATIONS AND RESPONSIBILITIES OF INTRODUCING FIRM

12.1                           Disciplinary Action, Suspension, or Restriction.  If Introducing Firm or any of its affiliates, or any officer, director, or general securities principal or financial and operations principal of Introducing Firm, becomes subject to suspension, restriction or disciplinary action by a federal or state agency, stock exchange, or regulatory or self-regulatory organization having jurisdiction over Introducing Firm or Introducing Firm’s securities or commodities business, Introducing Firm shall give notice to Clearing Agent promptly, orally and in writing, and provide Clearing Agent a copy of any decision relating to such suspension, restriction or disciplinary action.  Clearing Agent may take any action it reasonably deems to be necessary (i) to assure that it will continue to comply with all applicable legal, regulatory, and self-regulatory requirements, notwithstanding such, suspension, restriction or disciplinary action; and (ii) to comply with any requests, directives, or demands made upon Clearing Agent by any such federal or state agency, stock exchange, or regulatory or self-regulatory organization.  Notwithstanding the foregoing, Introducing Firm need not notify Clearing Agent of “minor rule violations” (as that term is defined in connection with Form U-5) of individuals, with the exception of directors, general securities principals, financial principals, operations principals and individuals listed on Schedule A of Introducing Firm’s Form BD.

12.2                           Provision of Financial Information.  Introducing Firm shall furnish Clearing Agent copies of FOCUS Reports, financial statements for the current fiscal year, the executed Forms X-17a-5 (Parts I and IIA) filed with the SEC, any amendments to Introducing Firm’s Form BD, and any other financial reports Clearing Agent may from time to time reasonably require.  Introducing Firm shall provide such reports to Clearing Agent at the time Introducing Firm files such reports with its primary examining authority.

12.3                           Executing Brokers.  If Introducing Firm wishes to act as an “Executing Broker” as such term is understood in that certain letter dated January 25, 1994, from the Division of Market Regulation of the SEC, as the same may be amended, modified or supplemented from time to time (the “No-Action Letter”), then all terms herein shall have the same meaning as ascribed thereto either in this Agreement or in the No-Action Letter as the sense thereof shall require.  Introducing Firm may, from time to time, execute trades (either directly or through Clearing Agent) for Prime Broker Accounts in compliance with the requirements of the No-Action Letter.  (The No-Action Letter requires, inter alia, that a contract be executed between Clearing Agent and Prime Broker, and between Clearing Agent and Prime Brokerage Customer prior to the transaction of any business hereunder.)  Introducing Firm shall promptly notify Clearing Agent, but in no event later than 5:00 p.m. New York time, of trade date in a mutually acceptable fashion, of such trades in sufficient detail for Clearing Agent to be able to report and transfer any trade executed by Introducing Firm on behalf of a Prime Brokerage Account to the relevant Prime Broker.  Introducing Firm understands and agrees that if Prime Broker shall disaffirm or “dk” any trade executed by Introducing Firm on behalf of a Prime Brokerage Account, Introducing Firm shall open an account for such Prime Brokerage Account in its range of accounts and shall transfer or deliver the trade to such account at the risk and expense of Introducing Firm to the same extent as for any account introduced by Introducing Firm pursuant to this Agreement.  Introducing Firm understands and agrees that all Prime Brokerage Accounts shall be conducted in accordance with the requirements of the No-Action

Letter and any relevant agreement between Introducing Firm and a Prime Brokerage Customer or between Clearing Agent and relevant Prime Broker.  Introducing Firm further agrees to supply Clearing Agent with such documents, papers and things, which from time to time are reasonably required by Clearing Agent to carry out the intention of this Section.  Introducing Firm agrees that it shall know its customer, obtain appropriate documentation, including new account form, conduct its own credit check and determine the availability of shares as required for processing of any short sales.  Introducing Firm shall be responsible for any disaffirmed trades.

12.4                           Protection of Intellectual Property.  Introducing Firm shall use reasonable efforts to preserve and protect Clearing Agent’s and its affiliates’ patent, trade secret, copyright and other proprietary rights in Clearing Agent’s or its affiliates’ products, services, trademarks and tradenames, at least to the same extent used by Introducing Firm to preserve and protect its own proprietary data or information and to notify Clearing Agent of any action by any third party known by Introducing Firm to constitute an infringement of Clearing Agent’s or any of its affiliates’ proprietary rights and to cooperate with Clearing Agent in protecting such rights.  Without limiting the foregoing, Introducing Firm shall note Clearing Agent’s or its affiliates’ patent, trade secret, copyrights, trademarks and trade names when Introducing Firm makes reference to or distributes products or services provided by Clearing Agent or its affiliates, as applicable.

12.5                           Currency Fluctuation.  If Introducing Firm directs Clearing Agent to enter into or to clear and settle any transaction to be effected on any securities exchange or in any market on which transactions are settled in a foreign currency, (i) any profit or loss arising as a result of a fluctuation in the rate of exchange between such currency and the United States Dollar shall be entirely for Introducing Firm’s account and risk, (ii) all initial and maintenance margin deposits required or requested by Clearing Agent shall be in the currency required by the applicable marketplace or clearing agency in such amounts as Clearing Agent in its reasonable discretion may require, and (iii) Clearing Agent is authorized to convert funds in the Account into and from such foreign currency at rates of exchange prevailing at the banking or other institutions (including affiliated financial institutions, including Societe Generale) with which Clearing Agent normally does business.

12.6                           Execution Away from Clearing Agent.  In the event that Introducing Firm shall place for execution with firms other than Clearing Agent orders for its customers’ accounts, Introducing Firm shall be responsible for any duty of best execution or any failure by any contra broker or dealer to settle the transaction for any reason whatsoever, and Introducing Firm shall promptly reimburse Clearing Agent for any losses or expenses sustained by Clearing Agent in connection therewith.

13.                               OTHER OBLIGATIONS AND RESPONSIBILITIES OF CLEARING AGENT

13.1                           Use of Third-Party Services. Clearing Agent may, at its reasonable option, and consistent with common industry practice, retain one or more independent data processing or other service bureaus to perform functions (including, but not limited to, pricing services or proxy mailing services) assigned to Clearing Agent under this Agreement.

13.2                           Tax Withholding.  Introducing Firm hereby agrees to take necessary measures to comply with the income tax withholding requirements of Section 3406 and Sections 1441 through 1446 (the nonresident alien withholding  requirements) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) with respect to its customer accounts.  Introducing Firm agrees to furnish to Clearing Agent any tax information, e.g., taxpayer identification numbers and certifications provided by the customer on IRS Forms W-8, W-8BEN, W-8IMY, W-8EXP, W-8ECI, W-9, or any acceptable substitute in its possession relating to each customer account transferred to Clearing Agent and to each future customer account opened.  Introducing Firm acknowledges that Clearing Agent will rely on such information for purposes of determining Clearing Agent’s obligation to withhold federal income tax pursuant to Sections 1441 through 1446 and 3406 of the Internal Revenue Code.  Introducing Firm hereby authorizes Clearing Agent to employ any procedures permitted under applicable law or regulation to achieve compliance with its withholding obligations under federal income tax law.

13.3                           Transmission of Exception Reports to Introducing Firm. On or before the effective date of this Agreement, and annually thereafter, Clearing Broker shall provide to Introducing Firm, pursuant to NYSE Rule 382(e), a list of all reports (e.g., exception reports) it offers to Introducing Firm. Introducing Firm shall promptly advise Clearing Agent, in writing, of those specific reports it elects to receive. Pursuant to NYSE Rule 382(e) and NASD Rule 3230(c)(3), Clearing Agent shall send to the Chief Executive Officer and Chief Compliance Officer of Introducing Firm by July 31 of each year a list of exception reports available from Clearing Agent as well as the reports requested by or supplied to the Introducing Firm as of such date in order to assist Introducing Firm in supervising its day to day business activities. Clearing Agent shall also provide to the Introducing Firm’s Designated Examining Authority (or, if none, to its appropriate regulatory agency or authority) a copy of the notice sent to Introducing Firm transmitting the reports referred to in the preceding sentence.

14.                               ORDER AUDIT TRAIL SYSTEM (OATS)

Clearing Agent shall have no responsibility for capturing, recording or transmitting to the NASD, on Introducing Firm’s behalf, any order information that is required to be recorded and transmitted pursuant to the NASD Rules 6950 through 6957 (Order Audit Trail System (“OATS”) Rules) and the OATS Reporting Technical Specifications.

15.                               TRANSMISSION OF ORDERS TO CLEARING AGENT AS PRIME BROKER

15.1                           General Introducing Firm Functions. Introducing Firm may, from time to time, collect and transmit to Clearing Agent orders and other instructions to Clearing Agent from Introducing Firm’s prime brokerage customers (“Prime Brokerage Orders”) and provide Clearing Agent with such reports, data and services as Clearing Agent requires in order to act as prime broker with respect to such Prime Brokerage Orders, consistent with applicable rules and regulations.

15.2                           Trading Activity Functions. Introducing Firm shall perform the following functions as introducing firm for its prime brokerage customers:

a.                                       Report all trading activity for the accounts of Introducing Firm’s prime brokerage customers (whether executing with Clearing Agent or away) to Clearing Agent via such method as may agreed upon by Clearing Agent and Introducing Firm) on trade date by a time to be determined by Clearing Agent and Introducing Firm  from time to time.

b.                                      Accept, via electronic mail (or telephone) on T+1, information regarding all trade breaks and respond to Clearing Agent regarding resolution of such trade breaks by 12:00 noon (NYC time) on T+1.

c.                                       Obtain pre-approval from Clearing Agent for any short sales directed by Introducing Firm’s prime brokerage customers.

d.                                      Provide all information to Clearing Agent related to the eligibility of any of Introducing Firm’s customers to receive or to continue to receive prime brokerage services.

15.3                           Other Prime Brokerage Functions. Introducing Firm shall perform the following additional functions as introducing firm for its prime brokerage customers:

a.                                       Obtain and deliver to Clearing Agent an executed Prime Brokerage Client Agreement in substantially the form provided by Clearing Agent to Introducing Firm, for each prime brokerage customer of Introducing Firm.

b.                                      Obtain and deliver to Clearing Agent an executed Prime Brokerage Investment Advisor Agreement in substantially the form provided by Clearing Agent to Introducing Firm, for any investment advisor with discretion over an account of a prime brokerage customer of Introducing Firm (the “Investment Advisor”).

c.                                       Deliver to Clearing Agent for acceptance or rejection the name of, and any information requested by Clearing Agent regarding, each Executing Broker that Introducing Firm proposes to utilize to execute prime brokerage trades. Introducing Firm acknowledges that Clearing Agent does not select any Executing Broker, and makes no representation regarding the financial condition or ability of any Executing Broker.

d.                                      Obtain and deliver to Clearing Agent an executed Schedule A for each prime brokerage agreement between Clearing Agent (as Prime Broker) and each Executing Broker accepted by Clearing Agent, showing each prime brokerage customer of Introducing Firm for whose Account Prime Brokerage Orders will be placed and, thereafter, deliver to Clearing Agent executed Forms 1 to Schedule A to reflect additions and deletions of prime brokerage customers as appropriate.

e.                                       Perform any other functions reasonably requested by Clearing Agent to facilitate Clearing Agent’s performance of the prime brokerage services hereunder and as contemplated by the No-Action Letter.

15.4                           Introducing Firm Acknowledgements Regarding Prime Brokerage.  Introducing Firm acknowledges that Clearing Agent may disaffirm or dk transactions of any prime brokerage customers of Introducing Firm.  Introducing Firm will be responsible for resolving all unmatched items, and advising Clearing Agent of their status in a timely manner.  Introducing Firm acknowledges that Clearing Agent shall monitor the net equity of accounts of Introducing Firm’s prime brokerage customers carried by Clearing Agent, and shall notify Introducing Firm who in turn shall notify the relevant prime brokerage customers on Introducing Firm’s letterhead whenever such customers’ net equity falls below the minimum required by Clearing Agent.  If an account falls below the minimum net equity set by Clearing Agent, the account will not be permitted to place any further Prime Brokerage Orders until the net equity is increased to the level required by Clearing Agent.  Introducing Firm agrees to provide access to its personnel and records for the purpose of complying with Clearing Agent’s obligations as Prime Broker under applicable laws, rules and regulations in relation to the provision of the prime brokerage services.

15.5                           Compensation.  In consideration of Clearing Agent acting as Prime Broker, Introducing Firm agrees to pay the amounts set forth in Schedule A hereto.

15.6                           Limitation of Liability.  In addition to the provisions of Section 17 in this Agreement and not in limitation thereof, Introducing Firm acknowledges and agrees that:

a.                                       Clearing Agent accepts no responsibility for the Prime Brokerage Orders received from the Introducing Firm via such method as may agreed upon by Clearing Agent and Introducing Firm, except in the event of gross negligence or willful misconduct by Clearing Agent or its employees.

b.                                      Clearing Agent accepts no responsibility and disclaims all liability for any communication linkage failure associated with the transmittal of Prime Brokerage Orders except in the event of gross negligence or willful misconduct by Clearing Agent or its employees.

c.                                       Any notice by Clearing Agent hereunder or as required to perform prime brokerage services to prime brokerage customers of Introducing Firm shall be made to Introducing Firm, whether on Introducing Firm’s behalf or on behalf of such customers.  Any notice made to Introducing Firm shall be deemed to be made to, or done for, Introducing Firm’s prime brokerage customers, as applicable.  Introducing Firm shall be responsible for all communication with Introducing Firm’s prime brokerage customers regarding all services to be performed hereunder.  Clearing Agent is not responsible for communication failure between Introducing Firm and Introducing Firm’s prime brokerage customers.

d.                                      In connection with this Section 15.6, Clearing Agent disclaims liability not only for direct damages to the Introducing Firm, Clearing Agent, Introducing Firm’s prime brokerage customers or a third party, but in addition disclaims any and all liability for special, indirect or consequential or incidental damages whether in tort or in contract even if Clearing Agent has been advised of the possibility of such damage except in the event of gross negligence or willful misconduct by Clearing Agent or its employees.

15.7                           No Joint Venture.  Nothing contained in this Agreement (i) shall constitute Clearing Agent and Introducing Firm as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

15.8                           Representations and Warranties.  In addition to, and no way in limitation of, Introducing Firm’s representations and warranties as contained elsewhere in this Agreement, Introducing Firm represents and warrants that:

a.                                       Introducing Firm has been duly appointed and authorized by Introducing Firm’s prime brokerage customers to transmit Prime Brokerage Orders to Clearing Agent.

b.                                      All Introducing Firm’s customers whose accounts will participate in prime brokerage activities have been advised, via client agreements or otherwise, that their accounts will engage in prime brokerage activities, Clearing Agent will act as Prime Broker for their accounts, and said customers or the Investment Advisor thereof may place orders for the execution of trades for their accounts at Executing Brokers, all in conformity with applicable under applicable laws, rules and regulations.

16.                               DAMAGES

As between the parties, neither party shall be liable for special, indirect, incidental, consequential or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if the parties have been advised of the possibility of such damages.  Introducing Firm and Clearing Agent each agree not to assist any claim for punitive damages against the other.

16.1                           Allocation of Risks.  Introducing Firm acknowledges and agrees that the fees charged by Clearing Agent reflect the allocation of risks including, but not limited to, any limitation of liability set forth in this Agreement.  A modification of the allocation of risks set forth in this Agreement would affect the fees charged by Clearing Agent, and in consideration of such fees, Introducing Firm agrees to such allocation of risks.

17.                               LIABILITY

17.1                           Liability of Clearing Agent.

17.1.1              Disclaimer of Warranties.   Introducing Firm expressly agrees that Introducing Firm’s use of Clearing Agent’s services is at Introducing Firm’s risk.  Neither Clearing Agent nor any of its directors, officers, employees, agents, contractors, affiliates, information providers, licensors, or other suppliers providing data, information, services or software, including but not limited to the NYSE, warrants that the services will be uninterrupted or error free; nor do any of them make any warranty as to the results that may be obtained from the use of the services or as to the timeliness, sequence, accuracy, completeness, reliability or content of any data, information, services, or transactions provided and Clearing Agent shall not be responsible for any losses liabilities or damages caused by the acts or omissions of those third party agents, contractors, information providers or other suppliers selected by the Clearing Agent with reasonable care beyond any amount which Clearing Agent is able to recover pursuant to its agreement with such entity.  Except as specifically set forth in this Section 17.1, Clearing Agent’s services are provided on an “as is,” “as available” basis, without warranties of any kind, either express or implied, including, without limitation, those of merchantability, fitness for a particular purpose, and non-infringement, other than those warranties which are implied by and incapable of exclusion, restriction or modification under the laws applicable to this Agreement.

17.1.2                  Clearing Agent Indemnification.  In addition to any other obligations it may possess under other provisions of this Agreement, Clearing Agent shall indemnify, defend, and hold harmless Introducing Firm and any controlling person of Introducing Firm, from and against all allegations, claims, demands, proceedings, suits and actions (“Claims”) and all liabilities, expenses, reasonable attorney’s fees (including fees and costs incurred in enforcing Introducing Firm’s right to indemnification), and costs in connection therewith arising out of any negligent, reckless, dishonest, fraudulent, or criminal act or omission on the part of any of Clearing Agent’s officers or employees with respect to the services provided by Clearing Agent under this Agreement.

17.1.3                  Clearing Agent Right to Compete.  Nothing in this Agreement shall be deemed to restrict in any way the right of Clearing Agent or any affiliate of Clearing Agent to compete with Introducing Firm in any or all aspects of Introducing Firm’s business.

17.2                           Liability of Introducing Firm.

17.2.1                  Introducing Firm Indemnification.  In addition to any other obligations it may possess under other provisions of this Agreement, Introducing Firm shall indemnify, defend and hold harmless Clearing Agent, and any controlling person of Clearing Agent, from and against all Claims and all liabilities, expenses, reasonable attorney’s fees (including fees and costs incurred in enforcing Clearing Agent’s right to indemnification), and costs in connection therewith arising out of one or more of Introducing Firm’s or any of its employee’s negligent, dishonest, fraudulent, or criminal act or omission or any of the following:

17.2.1.1                   Failure to Make Payment or Deliver Securities.   A check received by Clearing Agent from a customer shall not constitute payment until it has been paid and the proceeds are actually received and finally credited to Clearing Agent (without any subsequent charge back) by its bank.

17.2.1.2                   Margin Calls.  Failure of a customer to meet any initial margin call or any maintenance call, except that Clearing Agent shall be responsible for the portion of any such loss or damage that Introducing Firm establishes was directly attributable to Clearing Agent’s failure to give notification to Introducing Firm as required in Section 6.3.2 of this Agreement.

17.2.1.3                   Introducing Firm’s Failure to Perform.  Failure of Introducing Firm to perform any duty, obligation, or responsibility with respect to customer accounts as set forth in this Agreement.  Introducing Firm’s indemnification obligation under this Section shall not be affected by the participation of Clearing Agent or any person controlling it or controlled by it within the meaning of the Securities Exchange Act of l934, as amended, in any transaction giving rise to such an obligation, unless such participation constitutes recklessness, fraud, or criminal conduct.

17.2.1.4                   Failure of a Customer to Perform Obligations.  Any failure by any of Introducing Firm’s customers to perform any commitment or obligation with respect to a transaction carried by Clearing Agent under this Agreement, whether or not such failure was under the control of Introducing Firm.

17.2.1.5                   Improper Conduct by Agents.  Any negligent, dishonest, fraudulent, or criminal act or omission on the part of Introducing Firm’s directors or agents.

17.2.1.6                   Customer Claims and Disputes.  Any claim or dispute between Introducing Firm and a customer with respect to services provided under this Agreement, including, but not limited to, any claim or dispute concerning the validity of a customer order in the form the order was transmitted to Clearing Agent by Introducing Firm and any claim arising in connection with Clearing Agent’s guarantee of any signature of any customer of Introducing Firm or at the request of Introducing Firm.

17.2.1.7                   Warranties.  Any adverse claim with respect to any security delivered by Introducing Firm or cleared by Clearing Agent, including a claim of a defect in title with respect to securities that are alleged to have been forged, counterfeited, raised or otherwise altered, or if they are alleged to have been lost or stolen.  The parties agree that Clearing Agent shall be deemed to be an intermediary between Introducing Firm and customer and shall be deemed to make no warranties other than as provided in Section 8-306(3) of the Uniform Commercial Code.

17.2.1.8                   Default of Third-Party Introducing Firm.  Any default by a third-party Introducing Firm with whom the Introducing Firm deals on a principal or agency basis in a transaction either not executed by Clearing Agent or not cleared by Clearing Agent.

17.2.1.9                   Prior Self-Clearing Arrangements.  Any guarantee, indemnification, or hold harmless agreement in connection with Introducing Firm’s business or customers that Clearing Agent may provide to the National Securities Clearing Corporation, the Depository Trust Company, or any other clearing, depository, or self-regulatory organization with respect to transactions self-cleared by Introducing Firm prior to transfer of such functions to Clearing Agent.

17.2.1.10             Breach of Warranty by Introducing Firm.  Any breach by Introducing Firm in any material respect of any representation or warranty made by it under this Agreement.

17.2.1.11             Deposit of Checks to Customer Accounts.  Any failure to exercise due diligence in reviewing checks received from customers to ensure that same are in proper form, or in the issuance of instructions to Clearing Agent regarding the accounts into which checks are to be deposited.

17.2.1.12             Infringement of Intellectual Property Rights.  Any act or omission of Introducing Firm, its agents or employees which infringes on any patent, trade secret, copyright, trademark, or other intellectual property right of Clearing Agent.

17.2.2                  Defense of Claims.  Introducing Firm will institute defense against any Claims at the sole expense of Introducing Firm and using counsel reasonably acceptable to Clearing Agent.  Introducing Firm will keep Clearing Agent informed of the status of the defense of such Claims, and Introducing Firm will not agree to any settlement without consent of Clearing Agent, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, Clearing Agent will have the right to assume its defense of such Claims at the expense of Clearing Agent if (i) the employment of such separate counsel has been authorized in writing by Introducing Firm, such authorization not to be unreasonably withheld, (ii) Introducing Firm has not employed counsel to conduct the defense of Clearing Agent, or (iii) Clearing Agent shall have reasonably concluded that, as between Clearing Agent and Introducing Firm, there may be a conflict of interest requiring separate counsel.

18.                               FEES AND SETTLEMENTS FOR SECURITIES TRANSACTIONS

18.1                           Commissions.  Clearing Agent shall charge each of Introducing Firm’s customers the commission, markup, and any other charge or expense that Introducing Firm instructs it to charge for each transaction.  If instructions are not received with respect to a transaction in the time period required by Clearing Agent to implement those instructions, Clearing Agent shall charge the customer the commission, markup, or other charge or expense prescribed in the basic commission schedule delivered to Clearing Agent by Introducing Firm.  This basic schedule may be amended from time to time by Introducing Firm by written instructions delivered to Clearing Agent.  Clearing Agent shall only be required to implement such amendments to the basic schedule to the extent such amendments are within the usual capabilities of Clearing Agent’s data processing and operations systems and only within such reasonable time limitations as Clearing Agent may deem necessary to avoid disruption of its normal operating capabilities.

18.2                           Fees for Clearing Services.  As compensation for services provided pursuant to this Agreement, Clearing Agent shall deduct from the commissions, mark-up, mark-down,

or fees charged Introducing Firm’s customers the amounts set forth in the fully-disclosed pricing schedule attached hereto as Schedule A.

18.3                           Miscellaneous Charges.  Introducing Firm agrees to pay Clearing Agent the fees and charges described in Schedule A hereto.  Notwithstanding the foregoing, Introducing Firm may instruct Clearing Agent to pass through such fees to Introducing Firm’s customers.

19.                               DEPOSIT ACCOUNT

19.1                           Establishment of Deposit Account.  To further assure Introducing Firm’s performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Section 17, Introducing Firm shall, on or before the execution of this Agreement, establish an account at Clearing Agent to be designated as the Introducing Firm’s Deposit Account (the “Deposit Account”).  The Deposit Account shall not represent an ownership interest by Introducing Firm in Clearing Agent.  The Deposit Account shall at all times contain cash, securities, or a combination of both, having a market value of at least seven hundred fifty thousand dollars ($750,000) (the “Required Amount”).  The securities placed in the Deposit Account shall consist only of direct obligations issued by or guaranteed as to principal and interest by the United States Government.  In the event of a substantial change in the nature and extent of Introducing Firm’s business operations, Clearing Agent may require that an additional amount be deposited promptly in the Deposit Account.  If such a deposit is not made in the amount specified, whether or not Introducing Firm agrees that the amount is justified under this Section, Clearing Agent may terminate this Agreement forthwith.

19.2                           Clearing Agent’s Right to Offset.  If (i) Clearing Agent shall have any claim against Introducing Firm or a customer of Introducing Firm which has not been resolved within ten (10) business days after Clearing Agent presents such claim to Introducing Firm; or (ii) if Clearing Agent shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Introducing Firm shall fail to make such indemnification within ten (10) business days after being requested to do so, Clearing Agent may deduct the amount of such claim, loss, or expense from the Deposit Account and apply proceeds to Introducing Firm’s obligation hereunder.  Clearing Agent may withdraw cash or securities (or both) having a market value equal to the amount of such claimed deficiency.  If those funds are withdrawn from the Deposit Account, then Introducing Firm shall be obligated to make a prompt deposit in the Deposit Account of cash or securities sufficient to bring the Deposit Account back to a value of at least the Required Amount.  Clearing Agent shall give prior notice to Introducing Firm of all deductions from the Deposit Account made hereunder.

19.3                           Termination of Deposit Account.  Within thirty (30) days of termination of this Agreement, Clearing Agent shall pay and deliver to Introducing Firm, the funds and securities in the Deposit Account, less any amounts to which it is entitled under the preceding Section; provided, however, that Clearing Agent may:  (i) retain the Deposit

Account until transfer of all customer and proprietary accounts of Introducing Firm has been completed and (ii) retain in the Deposit Account such amount for such period as it reasonably deems appropriate for its protection from any claim or proceeding of any type, then pending or threatened, until the final determination of such claim or proceeding is made.  If a threatened claim or proceeding is not resolved or if a legal action or proceeding is not instituted within 90 days after the termination of this Agreement, any amount retained with respect to such claim, proceeding, or action shall be paid or delivered to Introducing Firm.

20.                               PROPRIETARY ACCOUNTS OF INTRODUCING FIRMS AND DEALERS (PAIB)

Clearing Agent shall establish a separate reserve account for proprietary assets held by Introducing Firm so that Introducing Firm can treat these assets as allowable assets under SEC Rule 15c3-1.  Clearing Agent agrees to perform the required computation on behalf of Introducing Firm in accordance with the following provisions:

20.1                           Clearing Agent will perform a separate computation for PAIB assets (PAIB reserve computation) of Introducing Firm in accordance with the customer reserve computation set forth in SEC Rule 15c3-3 (customer reserve formula) with the following modifications:

a.                                       Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula will not be included as a credit in the PAIB reserve computation;

b.                                      Note E(3) to Rule 15c3-3a, which reduces debit balances by one percent under the basic method and subparagraph (a)(1)(ii)(A) of Rule 15c3-1, which reduces debit balances by three percent under the alternative method, will not apply; and

c.                                       Neither Note E(I) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges is applicable to the PAIB reserve computation.

20.2                           The PAIB reserve computation will include all the proprietary accounts of Introducing Firm. All PAIB assets will be kept separate and distinct from customer assets under the customer reserve computation set forth in SEC Rule 15c3-3.

20.3                           The PAIB reserve computation will be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

20.4                           Clearing Agent will establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of PAIB Customers” with a bank in conformity with the standards of Rule 15c3-3(f) (PAIB Reserve Account).  Cash and/or qualified securities as defined in the Rule will be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

20.5                           If the PAIB reserve computation results in a deposit requirement, the requirement can be satisfied to the extent of any excess debit in the customer reserve formula of the same date.  However, a deposit requirement resulting from the customer reserve formula cannot be satisfied with excess debits from the PAIB reserve computation.

20.6                           Within two business days of entering into this Agreement, Introducing Firm shall notify its designated examining authority (“DEA”) in writing that it has entered into a PAIB agreement with Clearing Agent.

20.7                           Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, Clearing Agent will immediately notify its DEA and the SEC.  Unless a corrective plan is found to be acceptable by the SEC and the DEA, Clearing Agent will provide written notification within five business days of the date of discovery to Introducing Firm that PAIB assets held by Clearing Agent will not be deemed allowable assets for net capital purposes.

20.8                           To the extent applicable, commissions receivable and other receivables of Introducing Firm from Clearing Agent (excluding clearing deposits) that are otherwise allowable assets under the net capital rule are not to be included in the PAIB reserve computation, provided the amounts have been clearly identified as receivables on the books and records of the Introducing Firm and as payables on the books of Clearing Agent.

21.                               COMMUNICATION

21.1                           Notice to Customers.  Clearing Agent shall, upon the opening of an account pursuant to Section 4 of this Agreement, mail to each customer a copy of the notice to customers required by NYSE Rule 382(c). Clearing Agent shall provide Introducing Firm with a copy of its form of notice on request, and if and when any material changes are made thereto, Clearing Agent shall provide Introducing Firm, as a courtesy, a copy of the form of notice prior to beginning use of such form .

21.2                           Customer Complaint Reporting and Customer Notification.  Introducing Firm authorizes and instructs Clearing Agent to forward promptly any written customer complaint received by Clearing Agent regarding Introducing Firm and/or its associated persons relating to functions and responsibilities allocated to Introducing Firm under this Agreement to a) Introducing Firm and b) Introducing Firm’s DEA designated under Section 17 of the Securities Exchange Act of 1934, as amended, or, if none, to Introducing Firm’s appropriate regulatory agency or authority.  Further, Introducing Firm authorizes Clearing Agent to notify the customer, in writing, that Clearing Agent has received the complaint, and that the complaint has been forwarded to Introducing Firm’s DEA (or, if none, to the appropriate regulatory agency).

21.3                           Restriction on Advertising.  Neither Clearing Agent nor Introducing Firm shall utilize the name of the other in any way without the other’s prior written consent except to disclose the relationship between the parties.  Neither party shall employ the other’s name in such a manner as to create the impression that the relationship between them is anything other than that of clearing firm and introducing firm.  Introducing Firm shall not hold itself out as an agent of Clearing Agent or as a subsidiary or company controlled directly or indirectly by or affiliated with Clearing Agent except as provided in this Section.  Notwithstanding the foregoing section 21.3, Introducing Firm may hold itself out as a company affiliated with Clearing Agent until Introducing Firm is no longer under common control with Clearing Agent.

21.4                           Linking Between Sites.  Without express written authorization, following the initial public offering of Introducing Firm neither party may provide or allow an electronic hyperlink directly from its service or site on the Internet or another site over which that party has control to the service or site on the Internet of the other party.

22.                               TERM OF AGREEMENT AND TERMINATION OF AGREEMENT

22.1                           Term.  The term of this Agreement shall commence as of the date this Agreement is signed by both parties and continue until the close of business on December 31, 2006 (the “Termination Date”) (the “Initial Term”).  At no time during the Initial Term of this Agreement shall either Introducing Firm or Clearing Agent cancel this Agreement except as provided in Sections 22.2 or 22.3.  Either party must provide written notice no later than sixty (60) days prior to Termination Date if it intends not to renew this Agreement.  Failure to do so will result in this Agreement being renewed for successive sixty (60) day periods (“Renewal Term”).  During any Renewal Period, either party may cancel this Agreement without cause upon sixty (60) days prior written notice to the other party.

22.2                           Termination upon 60-Day Notice.  Either Party may terminate this Agreement upon sixty (60) days prior written notice to the other party in the event that: (i) the other party breaches a material provision of this Agreement and such breach, if curable, shall continue without remedy for a period of 10 days after written notice from the non-defaulting party is transmitted in accordance with section 25 of this Agreement; (ii) any representation, warranty or covenant of the other party in this Agreement is false or misleading in any material respect; (iii) any director, executive officer, general securities principal or financial and operations principal of the other party is enjoined, prohibited, disciplined or suspended as a result of administrative or judicial proceedings, or proceedings of a self-regulatory organization of which the other party is a member, from engaging in securities business activities constituting all or portions of the other party’s securities business.

22.3                           Immediate Termination.  This Agreement may be terminated upon written notice by Clearing Agent or Introducing Firm immediately in the event that (a) the other party is enjoined, disabled, suspended, prohibited, or otherwise becomes unable to engage in the securities business or any part of it by operation of law or as a result of any administrative or judicial proceeding or action by the SEC, any state securities law administrator, or any regulatory or self-regulatory organization having jurisdiction over such party or (b) the other party (i) becomes or is declared insolvent; (ii) voluntarily files or is the subject of, a petition commencing a case under any chapter of Title 11 of the United States Code; (iii) makes a general assignment for the benefit of its creditors; (iv) admits in writing its inability to pay its debts as they mature; (v) sells or enters into negotiations to sell all or substantially all of its assets; (v) files an application or consents to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (vii) files a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or (viii) takes any corporate action for the purpose of effecting any of the foregoing.

22.4                           Conversion of Accounts. In the event that this Agreement is terminated for any reason, Introducing Firm shall arrange for the conversion of its customer accounts to another clearing broker or to Introducing Firm if it becomes self-clearing.  Introducing Firm shall give Clearing Agent Notice (the “Conversion Notice”) of: (i) the name of the broker that will assume responsibility for clearing services for Customers and Introducing Firm; (ii) the date on which such broker will commence providing such services; (iii) Introducing Firm’s undertaking, in form and substance satisfactory to Clearing Agent, that Introducing Firm’s agreement with such clearing broker provides that such clearing broker will accept on conversion all Introducing Firm and customer accounts then maintained by Clearing Agent; and (iv) the name of an individual or individuals within the new clearing broker’s organization whom Clearing Agent may contact to coordinate the conversion.  The Conversion Notice shall accompany Introducing Firm’s notice of termination given pursuant to this Section.  If Introducing Firm fails to give Conversion Notice to Clearing Agent, Clearing Agent may notify Introducing Firm’s customers as Clearing Agent deems appropriate of the termination of this Agreement and may make such arrangements as Clearing Agent deems appropriate for transfer or delivery of customer accounts.  The expense of notifying those customers and making such arrangements shall be charged to Introducing Firm.

22.5                           Survival.  Termination of this Agreement in any manner shall not release Introducing Firm or Clearing Agent from any liability or responsibility with respect to any representation or warranty or transaction effected on the books of Clearing Agent.

22.6                           Conversion Costs.  If Introducing Firm terminates this Agreement pursuant to Section 22.1, 22.2 or 22.3 above, Introducing Firm shall promptly pay all reasonable expenses directly related to the transition of Introducing Firm’s business to any successor Clearing Agent.

22.7                           Failure to Convert.  Introducing Firm shall be solely and exclusively responsible for any cost, expense (including, but not limited to, reasonable fees and expenses of legal counsel) or damages sustained or incurred by Clearing Agent arising out of Introducing Firm’s failure to promptly convert all of Introducing Firm’s and its customer accounts for clearing by Clearing Agent unless otherwise agreed in writing.

23.                               CONFIDENTIALITY

23.1                           “Confidential Information” of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the services, including information relating to a party’s customers (which includes, without limitation, Non-Public Personal Information as that term is defined in Securities and Exchange Commission Regulation S-P), technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

23.2                           All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information.  Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent.  Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, subcontractors and employees to the extent such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (“GLBA”), which amends the Securities Exchange Act of 1934, as it may be amended from time to time, the regulations promulgated by the Securities and Exchange Commission thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees.  The obligations in this Section shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (i) is developed by the other party without violating the disclosing party’s proprietary rights; (ii) is or becomes publicly known (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties before the effective date of this Agreement; or (v) is rightfully received by a party free of any obligation of confidentiality.  If the GLBA, the regulations promulgated by the Securities and Exchange Commission thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Section.

23.3                           Introducing Firm acknowledges that the services Clearing Agent provides hereunder involve Introducing Firm access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Introducing Firm, and that Introducing Firm shall exercise reasonable care to protect Clearing Agent’s interest in such trade secrets.  Introducing Firm agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems.  Introducing Firm agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law.

23.4                           Sections 23.1 through 23.3 shall survive the termination of this Agreement.

24.                               ACTION AGAINST CUSTOMERS BY CLEARING AGENT

Clearing Agent may, in its sole discretion and at its own expense and, upon written notice to Introducing Firm, institute and prosecute in its name any action or proceeding against any of Introducing Firm’s customers in relation to any controversy or claim arising out of Clearing Agent’s transactions with Introducing Firm or with Introducing Firm’s customers.  Nothing contained in this Agreement shall be deemed either (i) to require Clearing Agent to institute or prosecute such an action or proceeding; or (ii) to impair or prejudice its right to do so, should it so elect, nor shall the institution or prosecution of any such action or proceeding relieve Introducing Firm of any liability or responsibility which Introducing Firm would otherwise have had under this Agreement.  Introducing Firm assigns to Clearing Agent its rights against its customer to the extent necessary to effectuate the provisions of this Section and not in derogation of Introducing Firm’s own rights.

25.                               NOTICES

All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

If to Introducing Firm, to:

Cowen and Company, LLC
1221 Avenue of the Americas
New York, New York 10020
Attn:  Jeff Charne
Fax No.:  (646) 562-1596

With a copy to:

General Counsel
Fax No.: (646) 562-1861

If to Clearing Agent, to:

SG Americas Securities, LLC
480 Washington Blvd.
Jersey City, NJ 07310

Attn:  Walter Koller
Fax No.: (201) 839-8243

With a copy to:

SG Americas Securities, LLC
1221 Avenue of the Americas
New York, NY 10020
Attn: General Counsel
Fax No.: (212) 278-7053

or to such other address as a party hereto shall have designated by notice in writing to the other party in the manner provided by this Section 25.

26.                               ARBITRATION

26.1                           ARBITRATION DISCLOSURE

This Agreement contains a pre-dispute arbitration clause. By signing an arbitration agreement the parties agree as follows:

(A)                              All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(B)                                Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(C)                                The ability of parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(D)          The arbitrators do not have to explain the reason(s) for their award.

(E)                                 The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(F)                                 The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases. A claim that is ineligible for arbitration may be brought in court.

(G)                                The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

26.2                           ARBITRATION AGREEMENT

ANY DISPUTE, CLAIM OR CONTROVERSY BETWEEN US ARISING OUT OF OR RELATING TO YOUR BUSINESS OR THIS AGREEMENT THAT CANNOT BE RESOLVED BY THE PARTIES SHALL BE SUBMITTED TO ARBITRATION

CONDUCTED BEFORE THE NEW YORK STOCK EXCHANGE, INC., OR NASD DISPUTE RESOLUTION, INC. (OR THEIR SUCCESSOR FIRMS), AND IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE SELECTED ORGANIZATION AND SHALL BE CONDUCTED AS A BROKER TO BROKER OR MEMBER VS MEMBER DISPUTE.  ARBITRATION MUST BE COMMENCED BY SERVICE UPON THE OTHER PARTY OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE, THEREIN ELECTING THE ARBITRATION TRIBUNAL. UNLESS OTHERWISE AGREED BY THE PARTIES OR REQUIRED BY THE APPLICABLE ARBITRATION FORUM, THE ARBITRATION SHALL BE HELD IN NEW YORK, NEW YORK, AND IN ALL EVENTS THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, EXCEPT FOR ITS CONFLICTS OF LAWS PRINCIPLES, SHALL GOVERN ALL CLAIMS AND DEFENSES SET FORTH IN THE ARBITRATION. ANY FINAL AWARD RENDERED IN ARBITRATION SHALL BE FINAL AND BINDING BETWEEN THE PARTIES, AND JUDGMENT THEREON MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION AND WHO IS A MEMBER OF A PUTATIVE CLASS AND WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT.  SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

27.                               INJUNCTIVE RELIEF

In the event of a breach or threatened breach of the provisions of Section 23 of this Agreement by Introducing Firm or any employee or representative of Introducing Firm, Introducing Firm acknowledges that Clearing Agent shall be entitled to seek preliminary and permanent injunctive relief to enforce the provisions hereof.  In addition, Introducing Firm acknowledges that a breach of the terms regarding confidentiality of information and ownership of Clearing Agent’s intellectual property would cause irreparable and incalculable damage to Clearing Agent.  Nothing herein shall preclude the parties from pursuing any action or other remedy for any breach or threatened breach of this Agreement, all of which shall be cumulative.

28.                               BUSINESS CONTINUITY

Clearing Agent will provide Introducing Firm with a current copy of its disaster recovery and business continuity plan and will cooperate and participate with Introducing Firm and designated vendors in the periodic testing and implementation of Introducing Firm’s disaster recovery and business continuity plan. Introducing Firm will provide Clearing Agent with a current copy of its disaster recovery and business continuity plan and will cooperate and participate with Clearing Agent and designated vendors in the periodic testing and implementation of Clearing Agent’s disaster recovery and business continuity plan.

29.                               AUDIT

29.1                           Subject to satisfying the notice requirements set forth in Section 29.2 hereof, Introducing Firm, or its designated representative, shall have the right to audit, once during each twelve month period while this Agreement is in effect, commencing on the date this Agreement is signed, all records and materials pertaining to the services provided to Introducing Broker in order to determine the adequacy of operational controls, including the quality and completeness of data and services performed, physical and environmental controls maintained at the Clearing Agent processing facility, adherence to established service level agreements, general controls (e.g., operational controls and  procedures,  including program change controls, quality assurance, system processing and data access controls), security practices and procedures and disaster recovery and back-up procedures that are used by Clearing Agent in providing services (“Services”) to Introducing Firm pursuant to this Agreement.

29.2                           Introducing Firm shall give Clearing Agent written notice of any proposed audit. In such notice, Introducing Firm shall advise Clearing Agent of (i) the commencement date of the audit, which may not be earlier than thirty (30) days after the date of Clearing Agent’s receipt of the audit notice, (ii) the scope of the audit in detail, (iii) the anticipated termination date of the audit, which may not be longer than thirty (30) days after the commencement date, unless Clearing Agent agrees to a longer period and (iv) the names of Clearing Agent’s employees who will conduct the audit. All audits will be conducted during Clearing Agent’s normal business hours.  Notwithstanding anything else contained in this Section, Clearing Agent agrees that it shall make its facilities, personnel and records available at any time without prior notice if requested by any of Introducing Firm’s regulators pursuant to an audit of Introducing Firm by any of such regulators.

29.3                           Clearing Agent agrees to provide Introducing Firm’s employees who are conducting an audit with such assistance and with access to such  employees and agents of Clearing Agent and to such records, materials and systems pertaining to, or that are used in providing, the Services to enable Introducing Firm to determine whether Clearing Agent’s general controls, operational procedures, security practices and procedures, disaster recovery and back-up procedures used in providing the Services are adequately controlled and meet applicable regulatory requirements; provided, however, that Clearing Agent reserves the right to impose reasonable safeguards and to deny Introducing Firm access to confidential information of other customers of Clearing Firm and their clients.

29.4                           Clearing Agent and Introducing Firm shall meet to review each audit report by Introducing Firm promptly after the issuance thereof and shall mutually agree upon the appropriate manner in which to respond to the changes, if any, suggested by the audit report. Clearing Agent shall formally reply in writing to an audit report by Introducing

Firm’s auditors not later than forty five (45) days after the audit report is issued.  If Introducing Firm advises Clearing Agent that Introducing Firm’s audit of Clearing Agent identified a bona fide, reasonable problem that in Introducing Firm’s opinion materially and adversely affects Clearing Agent’s control environment or security policies and procedures and Clearing Agent agrees with Introducing Firm regarding such material and adverse effect, then, at Introducing Firm’s request, Clearing Agent shall correct such problem within a mutually acceptable timetable.

29.5                           At Introducing Firm’s request, Clearing Agent shall furnish Introducing Firm with copies of such portions of Clearing Agent’s internal and external audit reports that relate to the Services (redacted to remove references to matters other than the Services).

29.6                           Clearing Agent shall promptly notify Introducing Firm of changes in Clearing Agent’s control environment (including all changes in external auditors, disaster recovery policies and standards, change control procedures and similar policies, standards and statements), breaches of security, and regulatory violations and investigations, which in Clearing Agent’s reasonable opinion materially and adversely affect, directly or indirectly, Clearing Agent’s provision of the Services.

29.7                           Introducing Firm will bear its own costs relating to the performance of all audits by or on behalf of Introducing Firm.

30.                               GENERAL PROVISIONS

30.1                           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Introducing Firm and Clearing Agent.  No assignment of this Agreement or any rights, including those to indemnification hereunder by either party shall be effective unless the other party’s written consent shall be first obtained.  Notwithstanding the foregoing, Clearing Agent may assign this Agreement to any of its affiliates without the consent of Introducing Firm, provided that the affiliate is a duly registered broker dealer in good standing with the SEC.  For the purpose of this section 30.1, “affiliate” shall mean any company that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Clearing Agent.

30.2                           Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

30.3                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single agreement.

30.4                           Entire Agreement Amendments and Duties Not Specifically Enumerated Herein.  This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and all prior discussions, agreements, and promises, written or oral, are merged herein.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties.  Clearing Agent shall not be responsible or liable for failure to perform any duties not specifically enumerated herein.

30.5                           Captions.  Captions herein are for convenience only and are not of substantive effect.

30.6                           Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws or principles thereof.  This Agreement shall not be governed by the United Nations Convention on the International Sale of Goods.

30.7                           Citations.  Any reference to the rules or regulations of the SEC, NASD, the NYSE, or any other regulatory or self-regulatory organization are current citations.  Any changes in the citations (whether or not there are any changes in the text of such rules or regulations) shall be automatically incorporated herein.

30.8                           Construction of Agreement.  Neither this Agreement nor the performance of the services hereunder shall be considered to create a joint venture or partnership between Clearing Agent and Introducing Firm or between Introducing Firm and other Introducing Firms for whom Clearing Agent may perform the same or similar services.

30.9                           Third-Parties.  This Agreement is between the parties hereto and is not intended to confer any benefits on third-parties including, but not limited to, customers of Introducing Firm.

30.10                     Non-Exclusivity of Remedies.  The enumeration herein of specific remedies shall not be exclusive of any other remedies.  Any delay or failure by a party to this Agreement to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege.  No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

30.11                     SIPA; Rule 15c3-3.  All introduced customers are the customers of Introducing Firm except as provided under SIPA and SEC financial responsibility rules.  Nothing in this Section will otherwise change or affect the provisions of this Agreement which provide that the customer account remains Introducing Firm’s customer account for all other purposes, including but not limited to, supervision, suitability and indemnification.

30.12                     Force Majeure.  Clearing Agent shall not be liable for any loss caused, directly or indirectly, resulting from any circumstances beyond its reasonable control, including without limitation, labor disputes, riots, sabotage, insurrection, fires, flood, storm, explosions, earthquakes, electrical power failures, telecommunications system failures, Internet failure, outbreaks of computer viruses, worms, parasites and the like, acts of God or nature, war, both declared or undeclared, or acts of terrorism. In addition, Clearing Agent shall not be liable for any loss caused, directly or indirectly, resulting from the acts or omissions of third parties over which it has no control.

30.13                     Audio Taping of Telephone Conversations.  Each party understands that for quality control, dispute resolution or other business purposes, the parties may record some or all telephone conversations between them.  Each party hereby consents to such recording.  It is further understood that all such conversations are deemed to be solely for business purposes.

31.                               APPROVAL

This Agreement shall be subject to approval by the NYSE and by any other self-regulatory organization vested with the authority to review or approve it.  Clearing Agent shall submit this Agreement to the NYSE and Introducing Firm shall submit this Agreement to any self-regulatory organization from which Introducing Firm is required to obtain approval.  In the event of disapproval, the parties shall bargain in good faith to achieve the requisite approval.

IN WITNESS WHEREOF the parties have hereto affixed their signatures by their duly authorized officers on the day and date first above written.

THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE, WHICH CAN BE FOUND ON PAGES [   ] AND [   ] IN SECTION 26 OF THIS AGREEMENT.

COWEN AND COMPANY, LLC	SG AMERICAS SECURITIES, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

APPENDIX A

ANTI-MONEY LAUNDERING PROGRAM

I.              Introducing Firm’s Anti-Money Laundering Responsibilities:

A.            Customer Identification Program.  At the time of the opening of any new account, Introducing Firm must obtain sufficient information from its Customer to enable it to form a reasonable belief that it knows the identity of the Customer and the source of its funds.  Accordingly, Introducing Firm agrees to establish and maintain a Customer Identification Program consisting of procedures reasonably designed to accomplish the following:

                                                                (1)           Obtaining the following information from each Customer prior to opening the respective account:

(a)                                  name;

(b)                                 date of birth (for an individual);

(c)                                  street address (for an individual, the address must be a residential or business address — if no residential or business address, an Army Post Office or Fleet Post Office box number, or the residential or business street address of next of kin or another contact individual; for an organization or entity, the address must be the principal place of business, local office, or other physical location); and

(d)                                 identification number (e.g., a taxpayer identification number, passport number and country of issuance, alien identification card number or the number and country of issuance or any other government-issued document indicating nationality or residence and bearing a photograph or similar safeguard).

If an organization or entity does not have an identification number or presents identification documentation that is unfamiliar, at a minimum Introducing Firm must request and obtain government-issued documentation certifying the existence of the business.

(2)           Verifying each customer’s identity using either documentary means (e.g., examining a passport) or non-documentary means (e.g., contacting references), or both.  Introducing Firm must use documentary means unless no such documents are available; and where no original documents are available, Introducing Firm must use a combination of documentary means and non-documentary means to verify the identity of the Customer.

Introducing Firm shall verify a customer’s identity prior to opening an account.  When relying on documents to verify a customer’s identity, Introducing Firm shall:

(a)                                  Rely only on known government-issued identification as verification of a customer’s identity (for individuals, a valid government-issued identification indicating nationality or residence and bearing a photograph or similar safeguard (e.g., a non-expired driver’s license or passport); for organizations, documents showing the existence of the entity, such as certified articles of incorporation, a government-issued business license or a partnership agreement);

(b)                                 Refrain from opening an account if a document shows any indication of fraud;

(c)                                  Refrain from accepting unfamiliar identification documents; and

(d)                                 Review at least 2 documents described in (a) above.

(e)                                  Record a description of the documents, including (1) the type of document, (2) any identification number contained in the document, (3) the place of issuance, (4) the date of issuance, and (5) expiration date, if any.

When relying on non-documentary methods, Introducing Firm shall use at least one of the following non-documentary methods to verify a Customer’s identity:

(a)                                  Crosscheck the identification information the Customer provides against information available through a known and reliable databases, such as Lexis-Nexis;

(b)                                 Obtain a written reference from a regulated financial institution or another Customer in good standing;

(c)                                  Obtain the Customer’s most recent financial statement that has been audited by an accounting firm with which Introducing Firm is familiar; and

(d)                                 Record the methods used and the results of those methods.

With respect to those accounts involving investment advisers, Introducing Firm shall conduct a sufficient inquiry to obtain, record and verify information as outlined above about the adviser’s customer, including ascertaining the identity of each beneficial owner, of any such account prior to opening the account.

(3)           Reviewing the logical consistency of all information obtained from Customers (e.g., by ensuring that the country or area code provided with a phone number matches the  Customer’s address).

(4)           Keeping records of identification information for at least 5 years after the Account has been terminated and records used for verification for at least 5 years after the record is created.

(5)           Reviewing all lists published by the U.S. Federal Government relating to known or suspected terrorists prior to opening an account (to be supplied by Clearing Agent if and when the U.S. Federal Government creates such lists).

(6)           Refusing to open, closing or taking other appropriate steps with respect to an account when identification information cannot be obtained or verified.

(7)           Taking reasonable steps to notify customers in writing or orally that Introducing Firm and Clearing Agent are obtaining, verifying, and recording customer information using language such as the following:  “In accordance with our legal obligations to obtain, verify, and record identification information regarding each individual and organization who opens an account, you will be required to provide identification information, such as your name, address, date of birth and other information and may be required to provide documentation to verify your identity.”

(8)           Conducting additional due diligence with respect to certain higher risk customers when such accounts are opened.  Introducing Firm will conduct the additional due diligence with respect to the following customers:

(a)                                  Introducing Firm agrees to use at least two of the verification methods referenced in Section 1.A(2) above prior to opening accounts for any customers from countries that are not members of the Financial Action Task Force (“FATF”).  Introducing Firm agrees to contact Clearing Agent’s Anti-Money Laundering Compliance Officer when a potential customer is from a country not a member of the FATF and perform any additional due diligence that Clearing Agent’s Anti-Money Laundering Compliance Officer determines is required.

(b)                                 Introducing Firm agrees to use at least two of the verification methods referenced in Section 1.A(2) above prior to opening an account for a person who is known to be a senior foreign political figure (“SFPFs”), as defined below.  Introducing Firm agrees to contact Clearing Agent’s Anti-Money Laundering Compliance Officer when a potential customer is a SFPF and perform any additional due diligence that Clearing Agent’s Anti-Money Laundering Compliance Officer determines is required.

SFPFs include: (i) current or former senior officials in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned commercial enterprise; (ii) a corporation, business, or other entity that has been formed by, or for the benefit of, any such individual; (iii) an immediate family member of any such individual; and (iv) a person who is widely and publicly known (or is actually known by Introducing Firm) to be a close associate of any such individual.

(c)                                  Introducing Firm agrees to  (i) ascertain the identity of all customers who directly or beneficially own a “private banking account” as that is defined below; (ii) ascertain whether the customer is a SFPF (as that term is defined above); and (iii) ascertain the source(s) of funds deposited into the account.  Introducing Firm agrees to contact Clearing Agent’s Anti-Money Laundering Compliance Officer when a potential customer directly owns or beneficially owns a private banking account and perform any additional due diligence that Clearing Agent’s Anti-Money Laundering Compliance Officer determines is required.

For purposes of the accounts, a “private banking account” is any account that: (i) requires a minimum aggregate deposit of funds or other assets of not less than $1,000,000 and (ii) is established on behalf of one or more individuals who have direct or beneficial ownership interest (control or entitlement to the funds or assets) in the account.

After a private banking account is opened, Introducing Firm is responsible for an ongoing review of the activity in the account to ensure that it is consistent with the information obtained about the customer’s source of funds and stated purpose and use of the account (e.g., a single, large deposit, if it is unusual given the anticipated activity and other expected sources, or a deposit that comes from an unusual source itself may warrant additional scrutiny).

(9)           Contacting the Clearing Agent’s Anti-Money Laundering Compliance Officer where significant risk factors (other than those referenced in 1.A(8)) are present when opening a account, such as information that a potential customer is suspected of engaging in illegal activities.  Introducing Firm shall perform any additional due diligence efforts that Clearing Agent’s Anti-Money Laundering Compliance Officer determines are required.

                B.            Prohibition Against Accounts Held by Non-U.S. “Shell Banks.”

(1)           Introducing Firm shall obtain certifications, on forms adopted by the U.S. Department of the Treasury (attached as Annexes I and II hereto), or substantially equivalent forms if provided by Clearing Agent, from all customers who are non-U.S. financial institutions.  Such certifications shall:  (i) reflect that Introducing Firm took reasonable steps to ensure that the non-U.S. financial institution customer does not establish, maintain, administer, or manage any account that is used by that non-U.S. bank indirectly to provide banking services to a non-U.S. shell bank, except as may be permitted by U.S. law; (ii) record the name and address of a person in the U.S. authorized to accept service of legal process for records regarding such account; and (iii) record the ownership of the non-U.S. financial institution.

(2)           Introducing Firm shall obtain and provide such certifications to Clearing Agent along with all other account opening and CIP documentation for review and approval by Clearing Agent.  Introducing Firm shall obtain re-certifications at least once every three years on the anniversary of the date on which the account was opened or upon request by Clearing Agent, and shall provide such re-certifications to Clearing Agent within thirty days of receipt of the re-certification.  Introducing Firm shall close any account held by a non-U.S. financial institution if the appropriate certification or the documentation required by the certification are not obtained or where Clearing Agent directs Introducing Firm to close such account.  In addition to any other rights set forth herein, Clearing Agent reserves the right to close or restrict any account if Clearing Agent believes the account is for, or on behalf of, a foreign financial institution from which an appropriate certification has not been received.

(3)           Upon receipt of notice from the U.S. Secretary of the Treasury or the U.S. Attorney General that a non-U.S. financial institution customer has failed to either: (a) respond to a subpoena or summons; or (b) to contest such a subpoena or summons, Clearing Agent’s Anti-Money Laundering Compliance Officer will notify Introducing Firm that all accounts maintained for that non-U.S. financial institution must be terminated.  Introducing Firm shall terminate all such accounts maintained for that non-U.S. financial institution within ten days of receipt of such notice.

(4)           Introducing Firm shall retain all certifications, documents and other information obtained regarding accounts held by non-U.S. financial insitutions for at least five years after the account has been terminated.

C.            Prohibitions on Certain Accounts.  The following types of entities will not be permitted to open accounts: (i) an entity in a jurisdiction deemed “non-cooperative” by the FATF; or (ii) an entity in a jurisdiction for which the U.S. Federal Government has issued a money laundering advisory.  Upon request by Clearing Agent, Introducing Firm will immediately search its records to determine whether it maintains an account for, or has engaged in any transaction with, any individual, entity, or organization named in a U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) request.  Unless otherwise stated, Introducing Firm will search current accounts, accounts maintained by a named suspect during the preceding twelve months and transactions conducted by or on behalf of a named suspect during the preceding six months.  If Introducing Firm finds a match, it shall notify Clearing Agent immediately.

D.            Jurisdictions Warranting Special Measures.  Upon notification from Clearing Agent, Introducing Firm shall take such special measures as Clearing Agent’s Anti-Money Laundering Compliance Office deems appropriate with respect to non-U.S. jurisdictions, institutions, or classes of accounts designated by the U.S. Department of the Treasury to be of “primary money laundering concern.”

E.             Source and Use of Funds.  Introducing Firm shall use reasonable efforts to ascertain that the source of a customer’s funds are from the customer, the customer is not engaged in unlawful activities, the assets being invested have been legitimately obtained, and any disbursements to a customer or third party are for legitimate purposes.

F.             Reporting Suspicious Activity.         Introducing Firm must review transactions to detect suspicious activities.  As soon as practicable after identifying suspicious activity, Introducing Firm shall notify Clearing Agent’s Anti-Money Laundering Compliance Officer and shall communicate with Clearing Agent about the transaction for the purpose of sharing information, unless such sharing of information is prohibited by law.  In addition, Introducing Firm shall promptly notify Clearing Agent regarding any account activity that Introducing Firm reasonably believes to be suspicious, not legitimate, or not having a reasonably apparent explanation.

G.            Restrictions on Numbered Accounts.  Introducing Firm will not establish or maintain specially coded or numbered accounts.

H.            Providing Information to and Cooperating with Clearing Agent.  Introducing Firm agrees to provide to Clearing Agent any record created in accordance with or pursuant to, or related to, this Agreement, prior to account opening, as soon as practicable after account opening, or within seventy-two hours of Clearing Agent’s request for such information.  Introducing Firm agrees to cooperate in all reasonable respects with any request by Clearing Agent in connection with its efforts to comply with its obligations under the USA PATRIOT Act of 2001 (“Patriot Act”), the regulations issued thereunder, and other applicable anti-money laundering and anti-terrorism laws and regulations.

I.              Annual Certification.  Introducing Firm shall annually certify, in the form attached as Annex III hereto (or substantially equivalent form), that it continues to provide services and maintain procedures that comply with the requirements of this Agreement.

II.            Clearing Agent’s Responsibilities:

A.            Customer Identification Program.  When opening a new account, Introducing Firm shall provide all information as required by Clearing Agent with respect to such customer to enable Clearing Agent to form a reasonable belief that it knows the identity of the customer and the source of its funds as required under Clearing Agent’s Customer Identification Program.

B.            Notification if Clearing Agent Detects Suspicious Activity.  Through its trained employees and the use of automated systems, Clearing Agent will review for and may detect suspicious activity utilizing a risk-based approach.  Clearing Agent’s review does not relieve Introducing Firm of its own responsibilities to review for suspicious activity under this Agreement.  If Clearing Agent detects suspicious activity, Clearing Agent will contact Introducing Firm about the transaction for purposes of sharing information about the transaction, unless Clearing Agent believes that Introducing Firm itself may be engaged in suspicious activity or Clearing Agent would be prohibited by law from sharing with Introducing Firm information about the suspicious transaction.  Introducing Firm shall take such steps as Clearing Agent may reasonably request in connection with any potential suspicious activity in an account, including closing the account.

C.            Incoming FedWires.  For all incoming federal fund wires (“FedWires”), Clearing Agent shall initially check relevant information, including the remitter’s name, address, and account number, and the originating bank’s name and address (to the extent provided on an incoming wire) to detect possible OFAC restrictions. For incoming third party FedWires, Clearing Agent shall reserve the right to inquire about the source of funds, and reject the wire transfer if explanation is not satisfactory.

D.            Outgoing FedWires for Third Parties.  No instruction to wire or pay proceeds from one account to any other account at the Clearing Firm or outside of the Clearing Firm not in the exact name of the customer and at the customer’s designated official address as recorded in the account documentation will be accepted or acted upon by the Margin Department unless the Introducing Firm obtains from the customer a Letter of Authorization (LOA) signed by the customer, notarized, and initialed by a Supervisor at the Introducing Firm.  Once so validated, the LOA will be maintained by the Margin Department as a standing instruction, if applicable.

E.             Incoming Securities.  For securities received, Clearing Agent shall review the names of the specified holder of the security to detect possible violations of OFAC restrictions in those circumstances when the registration on the security received is different than the name on the account into which the securities are deposited.  Clearing Agent will receive shares only from a custodial agent — no shares shall be received directly from a customer or any third party.

F.             Outgoing Securities for Third Parties.  Requests for delivery of securities to third parties are prohibited.  All securities will be forwarded to Introducing Firm for disbursement.

G.            Systematic Daily Screening, Government Lists Including OFAC.  Daily, Clearing Agent shall compare all new accounts opened on its systems and all substantial changes made to account data resident on its systems to determine whether any such new or changed account may be subject to an OFAC or other designated government list.  In addition, Clearing Agent shall compare its existing customer database to added restrictions as may be published by the U.S. Federal Government from time to time.  Further, periodically, Clearing Agent shall compare its existing customer database to the existing OFAC government lists.  In the event that Clearing Agent’s comparisons indicate that an account may be subject to an OFAC or government list restriction, Clearing Agent will notify Introducing Firm if it believes there is a match.  Introducing Firm shall cooperate fully with Clearing Agent to determine whether, in fact, the account is subject to any such restriction.  Introducing Firm will cooperate with Clearing Agent in implementing any such action as may be determined by Clearing Agent to be necessary or appropriate.  Introducing Firm acknowledges that Clearing Agent may rely on a third-party vendor to provide current OFAC and other government restricted list data, and Clearing Agent shall not be held liable for any errors or omissions caused by such third-party vendor.

H.            Electronic Funds Transfer Rule and Travel Rule.  Clearing Agent represents it has systems designed to comply with the electronic transfer of funds rules, specifically the “Funds Transfer Rule” and the “Travel Rule,” 31 C.F.R., Section 103.33(f) and (g), when processing disbursements on behalf of Introducing Firm.  Clearing Agent shall comply with these rules based on information provided by Introducing Firm.

I.              FinCEN Requests under Section 314(a) of Patriot Act. Clearing Agent will respond to any FinCEN request about accounts or transactions by immediately searching its records to determine whether it maintains any account for, or has engaged in any transaction with, any individual, entity, or organization named in the request.   If Clearing Agent finds a match, it will report the match to FinCEN by completing FinCEN’s subject information form.

J.             Jurisdiction Warranting Special Measures. Clearing Agent will take such special measures as it may deem appropriate with respect to any jurisdiction, institution(s), class(es) of account(s) designated by the U.S. Department of the Treasury to be of “primary money laundering concern” in accordance with Section 311 of the Patriot Act.

K.            Bulletins and Other Informational Memoranda.  Clearing Agent may from time to time issue Bulletins or other informational memoranda to Introducing Firm setting forth Clearing Agent’s policies and procedures regarding anti-money laundering and terrorist financing.  Introducing Firm agrees to become familiar with such Bulletins and informational memoranda and to abide by them.

                L.             Notification to Clearing Agent on AML Matters.  All required notifications, certification or disclosures under this Appendix A must be made pursuant to section 25 of the Agreement and further notification shall be provided as follows:  AML Compliance Officers, SG Americas Securities, LLC, 1221 Avenue of the Americas, New York, NY 10020, Fax: (212) 278-7419.

ANNEX I

 Appendix A to subpart I of part 103

ANNEX II

Appendix B to subpart I of part 103

ANNEX III

CERTIFICATION REGARDING ANTI-MONEY LAUNDERING AGREEMENT

Dear                         :

                This letter is to inform you that Cowen and Company, LLC continues to provide services and maintain procedures in compliance with the Anti-Money Laundering Program Agreement with SG Americas Securities, LLC dated                   , 2006.

                In addition, Cowen and Company, LLC continues to monitor closely the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) to ensure that OFAC requirements are complied with.

Sincerely,

SCHEDULE A

Fees and Charges